Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and among

Eastman Chemical Company,

Stella Merger Corp.

and

Taminco Corporation

Dated as of September 11, 2014

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TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER, dated as of September 11, 2014 (the “Agreement”), by and among Eastman Chemical Company, a Delaware corporation (“Parent”), Stella Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Taminco Corporation, a Delaware corporation (“Company”). Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 8.19.

WITNESSETH:

WHEREAS, the parties intend that Merger Sub merge with and into the Company, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”), and that at the Effective Time the Company continue as the surviving corporation and as a wholly-owned subsidiary of Parent.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the Merger and the other transactions contemplated by this Agreement (the “Transactions”) are advisable and in the best interests of their respective stockholders and, therefore, have approved the Merger and this Agreement.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

WHEREAS, in connection with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain financial institutions have executed and delivered one or more commitment letters with respect to certain debt facilities, the proceeds of which, among other uses, will be used by Parent to fund the payment of a portion of the Merger Consideration and otherwise satisfy all of Parent’s and Merger Sub’s obligations under this Agreement, including the repayment of the existing credit facility indebtedness of the Company and its subsidiaries (such commitment letters, fee letters and/or engagement letters, the “Debt Commitment Letters”).

WHEREAS, following the execution of this Agreement, certain stockholders (the “Principal Stockholders”) will execute and deliver to Parent and Merger Sub support agreements (the “Support Agreements”), pursuant to which each Principal Stockholder will agree, upon the terms and subject to the conditions set forth therein, to act by written consent substantially in the form attached hereto as Exhibit A (the “Written Consent”) to approve and adopt this Agreement and the Transactions in accordance with Section 228 and Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”).

WHEREAS, following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, will execute and deliver a written consent adopting this Agreement and approving the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound by this Agreement, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) under the laws of Delaware as a wholly-owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York at 10:00 a.m., local time, on the later of (a) the second Business Day following the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions at Closing), and (b) the earliest of (i) a date during the Marketing Period specified by Parent on at least three (3) Business Days’ notice to the Company and (ii) three (3) Business Days following the final day of the Marketing Period, provided, however, if the Closing would otherwise occur within the 10 Business Day period prior to the date on which the Company’s Quarterly Report on Form 10-Q or the Company’s Annual Report on Form 10-K (or any amendment to any previously filed Company Report) would be required to be filed with the SEC, the Closing will occur on the third Business Day after the filing by the Company of such report (subject, in each case, to the satisfaction or waiver of such conditions as of the date determined by this clause). In lieu of the foregoing, the Closing may occur at such other place, time and date as may be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, immediately after the Closing, the parties will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in such form as required by Section 251 of the DGCL and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as may be set forth in the Certificate of Merger in accordance with the relevant provisions of the DGCL (the time the Merger becomes effective is referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. At the Effective Time, the Merger will have the effects provided for in this Agreement and in the applicable provisions of the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 5.9, at the Effective Time, (a) the Certificate of Merger will provide that the Amended and Restated Certificate of Incorporation of the Company as in effect immediately before the Effective Time will be amended and restated to read in its entirety as set forth on Exhibit B attached hereto and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with the DGCL and (b) the Amended and Restated By-laws of the Company, as in effect immediately before the Effective Time, will be amended and restated to read in their entirety as set forth on Exhibit C attached hereto and, as so amended and restated, will be the by-laws of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with the DGCL.

Section 1.6 Directors and Officers of the Surviving Corporation. The parties hereto will take all necessary action such that, from and after the Effective Time, (a) the officers of the Merger Sub will be the officers of the Surviving Corporation and (b) the directors of Merger Sub will be the initial directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified, or their earlier death, incapacity, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Parent or the holders of any securities of the Company, Parent or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Section 2.1(b), Section 2.1(d) and Section 2.1(e), each issued and outstanding share of common stock, par value $0.001 per share, of the Company outstanding immediately prior to the Effective Time (“Company Common Stock,” and each, a “Share”), other than any Cancelled Shares (as defined, and to the extent provided, in Section 2.1(b)) and Dissenting Shares (as defined, and to the extent provided in Section 2.1(d)), will thereupon be converted automatically into the right to receive $26.00 per Share in cash without interest (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 will be automatically cancelled and will cease to exist, and the holders of such Shares will cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Parent-Owned and Treasury Shares. Each Share that is owned, directly or indirectly, by Parent, or any direct or indirect wholly-owned Subsidiary of Parent, immediately prior to the Effective Time or held by the Company, or any direct or indirect wholly-owned Subsidiary of the Company, immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and will cease to exist, and no consideration will be delivered in exchange for such cancellation.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable share of common stock, $0.01 per share par value of the Surviving Corporation. Such share will thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(d) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time that are held by any stockholder of the Company that is entitled to demand and properly demands appraisal of such stockholder’s Shares pursuant to, and that complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), but, instead, such holder will be entitled to such rights as are granted by Section 262. At the Effective Time, all Dissenting Shares will no longer be outstanding and automatically will be cancelled and will cease to exist, and, except as otherwise provided by applicable Laws, each holder of Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted under Section 262. Notwithstanding the foregoing, if any such holder of Dissenting Shares fails to validly perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262, then, in each case, the rights of such holder under Section 262 will cease, and such Dissenting Shares will be deemed to have been converted at the Effective Time into, and will have become, the right to receive the Merger Consideration as provided in Section 2.1(a). The Company will not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or make a binding offer to settle with (unless it results in the withdrawal of an appraisal demand), any Dissenting Stockholder regarding its exercise of dissenter’s rights prior to the Effective Time. The Company will give Parent notice of any such demands prior to the Effective Time, and Parent will have the right to participate in all negotiations and proceedings with respect to any exercise by any stockholder of dissenter’s rights.

(e) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company will occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration will be equitably adjusted to reflect such change.

Section 2.2 Exchange of Book-Entry Shares.

(a) Exchange Agent. Prior to the Effective Time, Parent will deposit, or will cause to be deposited, with a U.S. bank or trust company that will be appointed to act as an exchange agent hereunder and approved in advance by the Company (the “Exchange Agent”) pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, in trust for the benefit of holders of Shares, cash sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the Shares represented by book-entry (“Book-Entry Shares”) pursuant to Section 2.2. Any cash deposited with the Exchange Agent will hereinafter be referred to as the “Exchange Fund.” The Exchange Fund will be invested by the Exchange Agent as directed by Parent; provided that any such direction will require that the Exchange Agent to undertake to maintain an amount in cash equal to or greater than the aggregate Merger Consideration. Any interest or other income from such investments will be paid to and become income of Parent. Parent further agrees, following the Effective Time, to promptly make available to the Exchange Agent, from time to time as needed, any additional cash to pay the Merger Consideration as contemplated by this Article II.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time (and in any event not later than three (3) Business Days thereafter), the Exchange Agent will mail to each holder of record of Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), (x) a letter of transmittal (which will specify that delivery will be effected and risk of loss and title will pass only upon delivery of Book-Entry Shares to the Exchange Agent and will be in such form and have such other provisions as Parent and the Company may mutually agree), and (y) instructions for use in effecting the surrender of Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Book-Entry Shares will be entitled to receive in exchange for such properly surrendered Book-Entry Shares an amount in cash equal to the product of (x) the number of shares represented by such holder’s properly surrendered Book-Entry Shares and (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the relevant Merger Consideration to be issued or paid upon due surrender of the Book-Entry Shares may be issued or paid to such a transferee if all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable with respect to such Book-Entry Shares. Until surrendered as contemplated by Section 2.1(c) and this Section 2.2, each Book-Entry Share will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, without interest, the Merger Consideration.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Book-Entry Shares are presented to the Surviving Corporation for transfer, they will be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time will be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Book-Entry Shares in accordance with this Section 2.2 will thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person will be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding Rights. Each of the Company, the Surviving Corporation, the Exchange Agent, Parent and Merger Sub will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so withheld and paid over to the appropriate governmental authority, such withheld amounts will be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3 Treatment of Outstanding Stock Options.

(a) Stock Options. Each option (whether vested or unvested) to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the Taminco Acquisition Corporation 2012 Equity Stock Plan or the Taminco Corporation 2013 Long-Term Incentive Plan (the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time will, as of the Effective Time and except as agreed between Parent and any holder thereof, be converted into only the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, less such amounts as are required to be withheld or deducted under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of U.S. state, local or foreign Tax Law, if any, with respect to the making of such payment; provided, that if the exercise price per share of any such Company Stock Option is equal to or greater than the per share Merger Consideration, such Company Stock Option will be canceled without any cash payment being made in respect thereof.

(b) Corporate Actions. The Board of Directors of the Company (the “Company Board”), and to the extent required, any committee thereof, will take such actions as are necessary with respect to Company Stock Options to implement the foregoing provisions of this Section 2.3.

(c) Following the Effective Time, no holder of a Company Stock Option or any participant in any Company Stock Plans, or other Company Benefit Plan or employee benefit arrangement of the Company or under any employment agreement will have any right hereunder to acquire any capital stock or other equity interests (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as set forth in a publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by the Company with the SEC on or prior to the date of this Agreement, but excluding any risk factor disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections, and (ii) as disclosed in the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to Parent prior to the execution of this Agreement (which letter sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained in Article V, except that any information set forth in one section of the Company Disclosure Letter will be deemed to apply to all other sections or subsections thereof to the extent that it would be reasonably apparent that such information is applicable to such other section or subsection), the Company represents and warrants to Parent as follows:

Section 3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Copies of the certificate of incorporation of the Company, as amended and restated (the “Company Charter”), and the bylaws of the Company, as amended and restated (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Parent.

(c) Each Company Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all the corporate or limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, the word “Subsidiary” when used with respect to any Person, means another Person, any amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person, the terms “Company Subsidiary” and “Parent Subsidiary” mean any direct or indirect Subsidiary of the Company or Parent, respectively, and, in the case of

Parent, will include (A) Merger Sub prior to the Effective Time and (B) the Surviving Corporation as of and after the Effective Time, and the term “Surviving Corporation Subsidiary” means any direct or indirect Subsidiary of the Surviving Corporation.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 250,000,000 Shares, of which, as of September 8, 2014 (the “Measurement Date”), 66,536,149 Shares were issued and outstanding, and (ii) 50,000,000 shares of Company preferred stock, par value $0.001 per share (together with the Shares, the “Company Capital Stock”), of which, as of the Measurement Date, no shares were issued and outstanding. As of the Measurement Date, no Shares were held in the Company’s treasury. As of the Measurement Date, 3,525,415 Shares were reserved for issuance under the Company Acquisition Corporation 2012 Equity Stock Plan, and up to 5,000,000 Shares were reserved for issuance under the Taminco Corporation 2013 Long Term Incentive Plan. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Company has provided Parent with a list of each Company Stock Option outstanding and unexercised as of the date hereof pursuant to the Company Stock Plans, which list specifies (A) the name of the holder of such Company Stock Option, (B) the number of Shares subject to such Company Stock Option, (C) the exercise price of such Company Stock Option, and (D) the date on which such Company Stock Option was granted. Except pursuant to this Agreement, the Company Stock Plans or as set forth in this Section 3.2, as of the Measurement Date, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance or registration of any shares of Company Capital Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock.

(b) As of the Measurement Date, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding as of the date of this Agreement.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of the Company are owned by the Company, directly or indirectly, free and clear of any liens, pledges, mortgages, claims, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

Section 3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Written Consent, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation of the Transactions have been duly and validly authorized by the Company Board and, except for (i) the receipt of the Written Consent and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions. As of the date hereof, the Company Board has (i) determined that this Agreement and the Transactions, are advisable and fair to and in the best interests of the Company’s stockholders, and (ii) resolved to recommend that the Company’s stockholders approve this Agreement and the Transactions (the “Company Board Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating (whether now or hereinafter) to creditors’ rights generally and creditors’ remedies available and (B) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case, as amended, of the Company or any of the Company Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) or any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, writ, edict, decree, rule, regulation, judgment, ruling, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (a “Law”) applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any credit agreement, note, bond, mortgage, indenture, deed of trust, lease or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults referred to in clause (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Consents and Approvals. Except for (a) the filing with the SEC of an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act (the “Information Statement”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or with any foreign antitrust or competition Governmental Entity, (d) filings required by the applicable requirements of the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), and (e) the consents or approvals listed in Section 3.4 of the Company Disclosure Letter, no consents or approvals of or filings or registrations with any United States or foreign court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement and (ii) the consummation by the Company of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Reports.

(a) The Company and each of the Company Subsidiaries has filed with or furnished to the SEC, on a timely basis, all registration statements, definitive proxy statements, reports, forms and documents required to be filed or furnished, as applicable, since April 18, 2013 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company Reports”). As of their respective effective dates (in the case of Company Reports that are registration statements filed pursuant to the requirements of the Securities Act and as of their respective filing or furnished dates, as applicable (in the case of all other Company Reports), or in the case of amendments thereto, as of the most recent such amendment, the Company Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company Reports, and none of the Company Reports as of such respective dates (or, if amended, the date of the filing or furnishing, as applicable, of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) No Company Reports filed pursuant to the Securities Act or filed or furnished pursuant to the Exchange Act, and the respective rules and regulations thereunder, since April 18, 2013, as of the date of such Company Report (or, if amended prior to the date of this Agreement, as of the date of the last amendment and filing thereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All Company Reports filed under the Securities Act and the Exchange Act since April 18, 2013, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

Section 3.6 Financial Statements.

(a) The consolidated financial statements (including all notes thereto) of the Company and the Company Subsidiaries included in the Company Reports (the “Company Financial Statements”), fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the date therein set forth, except the Company Financial Statements are subject, in the case of unaudited statements, to normal year-end audit adjustments in amounts that are immaterial in amount and consistent with past experience. Each of the Company Financial Statements (including the related notes, where applicable), as of their respective dates, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared, in all material respects, in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto.

(b) Except for those liabilities that are reflected or reserved against on the June 30, 2014 consolidated balance sheet of the Company and the Company Subsidiaries included in the Company Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2014 that are immaterial in nature or amount (or as otherwise contemplated by this Agreement), neither the Company nor any of the Company Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of the Company and the Company Subsidiaries, except for liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Absence of Company Material Adverse Effect. Since June 30, 2014 through the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Legal Proceedings.

(a) Neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature (each, an “Action”) as of the date hereof or after the date hereof, outside of the ordinary course of business, against the Company or any of the Company Subsidiaries except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is no Injunction or judgment imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Taxes and Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries have duly filed all federal, state, foreign and local Tax Returns required to be filed by them (all such returns being accurate and complete in all material respects) and have duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from them by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or that are being contested in good faith, have not been finally determined and have been adequately reserved against

(ii) Any liability with respect to deficiencies asserted as a result of any audit of the Company or any Company Subsidiary Tax Return by the IRS or any other taxing authority is covered by adequate reserves in accordance with GAAP in the Company Financial Statements. There are no material disputes pending, or claims asserted in writing, for Taxes or assessments upon the Company or any of the Company Subsidiaries for which the Company does not have adequate reserves.

(iii) Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Company and/or the Company Subsidiaries and (ii) any agreement entered into in the ordinary course of business whose principal subject matter is not Taxes)).

(iv) Within the past two years, the Company has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(b) Notwithstanding the generality of any other representations and warranties herein, this Section 3.9 and Section 3.10 contain the only representations and warranties in this Agreement with respect to Tax matters.

Section 3.10 Employee Benefit Plans; Labor.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plan” shall mean (i) any nonqualified deferred compensation or retirement plans for employees located in the United States, (ii) any qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) any qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) any “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”), or (v) any compensatory fringe benefit or stock option plans, including written individual contracts, employee agreements, plans, programs, or arrangements, whether funded or unfunded, whether or not a Non-U.S. DB Plan, that currently are, maintained and sponsored in whole or in part, or contributed to by any of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee or retiree, any dependent, spouse or other family member or beneficiary of such employee or retiree, or any director, independent contractor, member, officer, consultant of any of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities, or under (or in connection with) which the Company or any Company Subsidiary may have any liability (other than any statutory plan, program or arrangement that is required under applicable Law, other than the Laws of the United States, and maintained by any Governmental Entity or any standard employment offer letters)

(b) Each Pension Plan that is intended to meet the requirements of a “qualified plan” under Sections 401(a) and 501(a) of the Code has either received a favorable determination letter from the IRS that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code. Each Company Benefit Plan, including any amendments thereto, that is eligible for approval by, and/or registration for and/or qualification for special Tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an “Approval”) has received such Approval, or there remains a period of time in which to obtain such Approval retroactive to the date of any amendment or change in Law that has not previously received such Approval. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Benefit Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA, PPACA and all other applicable Laws, and none of the Company, the Company Subsidiaries and its Company Commonly Controlled Entities have received any notice from any Governmental Entity questioning or challenging such compliance that has not been resolved.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) and (ii) none of the assets of any Pension Plan or Welfare Plan trust is an “employer security” (within the meaning of Section 407(d)(1) of ERISA) or “employer real property” (within the meaning of Section 407(d)(2) of ERISA).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any other Person that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (a “Company Commonly Controlled Entity”) (A) has sponsored, maintained or contributed to, or been obligated to maintain or contribute to, or has any liability under, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan, (B) has any unsatisfied liability imposed under Title IV of ERISA or Section 412 of the Code or (C) has a Pension Plan with an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested for such a Pension Plan and (ii) all contributions (including all employer contributions and employee salary reduction contributions) or insurance premiums that are due have been paid with respect to each Company Benefit Plan, and all contributions or insurance premiums for any period ending on or before the Closing Date that are not yet due have been paid with respect to each such Company Benefit Plan or accrued, in each case in accordance with the past custom and practice of the Company, and contributions to each Non-U.S. DB Plan have always been made in accordance with the recommendations of the actuary valuing such arrangement and applicable Law and guidance and (A) no Pension Plan or related trust has been terminated during the last five years and (B) there has been no “reportable event” (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice period has been waived, with respect to any Pension Plan during the year.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has communicated a commitment (whether orally or in writing, whether as part of the collective bargaining process or not) generally to employees, any employee representation body or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to the Company Benefit Plans beyond those reflected in such plans, or (ii) the adoption or creation of any new benefit plan.

(f)(i) None of the Company, the Company Subsidiaries nor the Company Commonly Controlled Entities contributes to or has any liability or potential liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) during the five-year period ending as of the Closing Date, (ii) none of the Company, the Company Subsidiaries nor the Company Commonly Controlled Entities is subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA and (iii) none of the Company, the Company Subsidiaries nor the Company Commonly Controlled Entities has entered into any transaction which has or could subject the Company, any Company Subsidiary or any Company Commonly Controlled Entity to any such withdrawal or partial withdrawal liability.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Welfare Plans obligates the Company or any Company Subsidiary to provide any Company Employee, current employee or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any Company Subsidiary, other than as required under COBRA or any similar state Law.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Benefit Plan (excluding for this purpose any individual employment agreement or arrangement) has a provision, and no commitment (whether oral or in writing) has been made, that restricts the Company or Company Subsidiaries from amending or terminating such Company Benefit Plan with respect to the accrual of future benefits; provided that the legal obligation to bargain over mandatory subjects of bargaining under any Law will not be considered such a restriction.

(i) Except as set forth on Section 3.10(i) of the Company Disclosure Letter or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no amounts payable under any Company Benefit Plan as a result of the consummation of the Transactions are expected to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and (ii) the consummation of the Transactions will not (A) entitle any Company Employee, current employee, or former employee (or spouse, dependent or other family member of such employee) of the Company or Company Subsidiaries to severance pay, or any payment contingent upon a change in control or ownership of the Company or Company Subsidiaries, or (B) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such Company Employee, current employee, or former employee (or any spouse, dependent, or other family member of such employee).

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code is and has been in documentary and operational compliance with (or exempt from) Section 409A of the Code and any guidance issued with respect thereto.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have correctly classified Persons engaged as consultants or independent contractors for employment purposes.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all amounts required to be included in the Company’s most recent financial statements in respect of any plan that provides retirement benefits on a defined benefit basis (a “Non-U.S. DB Plan”) has been included.

(m) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has complied with all Laws concerning employment rights and obligations. Section 3.10(m) of the Company Disclosure Letter lists each collective bargaining agreement to which the Company or a Company Subsidiary is a party, or is bound by, in respect of the employees of the Company or a Company Subsidiary on the date of this Agreement, No collective bargaining agreement is, as of the date of this Agreement, being actively negotiated or renegotiated in any material respect by the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no labor dispute or strike against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened which would interfere with the respective business activities of the Company or any of the Company Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no charge or complaint against the Company or any of the Company Subsidiaries by the National Labor Relations Board or any comparable governmental agency or in relation to any labor rules and regulations or any other competent labor authority pending or threatened in writing, in each case, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Compliance with Applicable Law. Other than with respect to Tax matters (which are governed by Section 3.9 and Section 3.10), Environmental matters (which are governed by Section 3.12), and matters related to Anti-Corruption Laws, Export Control Laws or anti-money laundering laws (which are governed by Section 3.17) the Company and each of the Company Subsidiaries hold all licenses, franchises, permits, variances, orders, approvals, certificates, notices, authorizations, registrations and rights of or with all Governmental Entities (“Permits”) necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable Law of any Governmental Entity relating to the Company or any of the Company Subsidiaries, except where the failure to hold such Permit or such noncompliance or default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no Action is pending or, to the knowledge of the Company, threatened to suspend, modify, cancel, revoke, remove or withdraw any material Permit.

Section 3.12 Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, the Company (i) is, and at all times since February 16, 2012 has been, in compliance with all Environmental Laws, (ii) has obtained or has made timely applications for or is in the process of obtaining and has maintained and is in compliance with all Environmental Authorizations required for the operation of its business as currently conducted, and (iii) and such Environmental Authorizations are in full force and effect and there is no Action pending or threatened to suspend, modify, cancel, revoke, remove or withdraw any such Environmental Authorization.

(b) None of the Company’s assets are subject to any material Lien imposed by or arising under any Environmental Law, and there is no Action pending or, to the knowledge of the Company, threatened for imposition of any such material Lien.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there is no Action arising under Environmental Laws pending against the Company nor, to the knowledge of the Company, is any such Action threatened that could give rise to Environmental Liability, and no Injunction or judgment has been issued against the Company under Environmental Laws.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, the Company has not (except as permitted pursuant to an Environmental Authorization) Released any Hazardous Substances that require any Response under Environmental Law.

(e) Except for transfer or reissuance of Environmental Authorizations necessary to operate the Company’s business, the Transactions do not require the pre-Closing consent or pre-approval of any Environmental Authority regarding Environmental Laws or Environmental Authorizations.

(f) It is agreed and understood that no representation or warranty is made in respect of environmental matters, Environmental Laws or Hazardous Substances in any Section of this Agreement other than this Section 3.12.

Section 3.13 Material Contracts.

(a) Except for Company Material Contracts filed as exhibits to the Company Reports prior to the date of this Agreement or, as listed in Section 3.13(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by (i) any “material contract” required to be filed as an exhibit to the Company’s annual report on Form 10-K pursuant to item 601(b)(10) of Regulation S-K of the SEC or (ii) any Contract that:

(i) is a “non-compete,” or similar agreement that restricts or purports to restrict the geographic area in which the Company or any of the Company Subsidiaries may conduct any line of business, or that requires the referral of business opportunities by the Company or any of the Company Subsidiaries that could reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole, in either case, that materially interferes with the operation of the Company’s business as it is presently conducted;

(ii) relates to partnerships, joint ventures or similar arrangements pursuant to which the Company or any of the Company Subsidiaries invests in any other Person that could reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole; or

(iii) relates to indebtedness of the Company or any of the Company Subsidiaries in excess of $50,000,000.

(all contracts of the type described in this Section 3.13(a), excluding any Company Benefit Plan that would otherwise be a Company Material Contract, being referred to herein as a “Company Material Contract”).

(b) Neither the Company nor any of the Company Subsidiaries is in breach of or default under the terms of any Company Material Contract in any material respect. To the knowledge of the Company, no other party to any Company Material Contract is in any material respect in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or any Company Subsidiary which is a party thereto and, to the knowledge of the Company, is in full force and effect; provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. True, correct and complete copies of each Company Material Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.

Section 3.14 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses all rights necessary to use, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”).

(b) Section 3.14 of the Company Disclosure Letter sets forth all federally registered Company Intellectual Property that is owned by the Company or any Company Subsidiary or for which an application for federal registration has been submitted by the Company or any Company Subsidiary.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims in writing by any Person alleging infringement or misappropriation by the Company or any Company Subsidiary arising from their use of the Company Intellectual Property, and (ii) to the knowledge of the Company, the conduct of the businesses of the Company and Company Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date of this Agreement, neither the Company nor any Company Subsidiary has made any claim during the past 12 months of any misappropriation or infringement by any third party of its rights to or in connection with the use of any Company Intellectual Property; and (ii) to the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(e) The Company and the Company Subsidiaries have taken reasonable measures to protect the confidentiality of their material Trade Secrets including requiring employees and other parties having access thereto to execute written nondisclosure agreements. To the knowledge of the Company, none of the material Trade Secrets of the Company and the Company Subsidiaries have been disclosed or authorized to be disclosed by the Company or the Company Subsidiaries to any third party other than pursuant to a nondisclosure agreement, except where such disclosure or authorization has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no third party to any nondisclosure agreement with the Company or any Company Subsidiary is in material breach, violation or default, except where such breach, violation or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Title to Properties; Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of the Company Subsidiaries have good and valid fee simple title to its owned properties and tangible assets or good and valid leasehold interests in all of its leasehold properties and tangible assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practices. All such properties and assets, other than properties and assets in which the Company or any Company Subsidiary have a leasehold interest, are free and clear of all Liens other than Permitted Liens.

Section 3.16 Real Property. Section 3.16 of the Company Disclosure Letter sets forth a list of all real property currently owned or leased by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good and fee simple title to all real property owned by the Company or any of the Company Subsidiaries as of the date of this Agreement (the “Company Owned Real Property”) and valid leasehold estates in all real property leased or subleased (whether as tenant or subtenant) by the Company or any of the Company Subsidiaries as of the date of this Agreement (including improvements thereon, the “Company Leased Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has exclusive possession of each Company Leased Real Property and Company Owned Real Property, other than any use and occupancy rights granted to third party owners, tenants, guests, hosts or licensees pursuant to agreements with respect to such real property.

Section 3.17 Foreign Corrupt Practices; Money Laundering; Export Control Laws.

(a) During the three years prior to the date hereof, none of the Company, any Company Subsidiary, director or officer, nor to the knowledge of the Company, any agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, in the course of its actions for, or on behalf of, the Company or any Company Subsidiary has directly or, to the knowledge of the Company, indirectly, offered, paid, authorized, or ratified any bribe, kickback, or other illicit payment in violation of any applicable Law, including the Foreign Corrupt Practices Act of 1977, the Bribery Act of 2010 of the United Kingdom, applicable local laws implementing the Convention on Combating Bribery of Foreign Officials in International Business Transactions, any Laws prohibiting commercial bribery, or any other applicable anti-corruption Law (collectively, the “Anti-Corruption Laws”).

(b) The Company and the Company Subsidiaries are in compliance with, and have not previously violated during the three years prior to the date hereof, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering or anti-terrorism laws and regulations, including, but not limited to, the laws, regulations and executive orders and sanctions programs administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; and (ii) any regulations contained in 31 C.F.R., Subtitle B, Chapter V.

(c) The Company and the Company Subsidiaries are in material compliance with all export control Laws applicable to the Company and the Company Subsidiaries, including without limitation those Laws under the authority of the U.S. Department of Commerce (Bureau of Industry and Security) codified at 15 C.F.R. Parts 730-799 (The Export Administration Regulations), the U.S. Department of State (Directorate of Defense Trade Controls) codified at 22 C.F.R. Parts 120-130; and the equivalent Laws in any jurisdiction in which the Company operates (collectively, the “Export Control Laws”). None of the Company nor any Company Subsidiary has during the three years prior to the date hereof received any written notification from a Governmental Entity alleging that it is not in material compliance with the Export Control Laws, and, to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is under government investigation with respect to any violation of any Export Control Law.

Section 3.18 [Reserved].

Section 3.19 Opinions. Prior to the execution of this Agreement, the Company Board has received an opinion of Morgan Stanley & Co. LLC to the effect that as of the date thereof and based upon and subject to the assumptions, qualifications, limitations and matters set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement. The Company has been authorized by Morgan Stanley & Co. LLC to permit the inclusion of such opinion in the Information Statement, so long as such opinion is reproduced in the Information Statement in its entirety and so long as any description of, or reference to, Morgan Stanley & Co. LLC and the summary of its opinion and the related analysis in the Information Statement is approved by Morgan Stanley & Co. LLC in advance of the filing of the Information Statement (such approval not to be unreasonably withheld).

Section 3.20 Company Information. The information relating to the Company, the Company Subsidiaries and its or their respective officers and directors that is or will be provided by the Company or its Representatives for inclusion in the Information Statement, and in any other document filed with any other Regulatory Agency in connection with the Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Information Statement (except for such portions thereof that relate only to Parent or any of the Parent Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.21 Application of Takeover Laws. Subject to the accuracy of the representations and warranties set forth in Section 4.10, the Company and the Company Board have taken all necessary action, if any, in order to render inapplicable to the Transactions any restriction on business combinations contained in any applicable Takeover Law which is or would reasonably be expected to become applicable to Parent or Merger Sub as a result of the Transactions, including the conversion of Company Common Stock pursuant to Section 2.1.

Section 3.22 Affiliate Transactions. Except as disclosed in the Company Reports, there are not any transactions, agreements, arrangements or understandings between the Company or the Company Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.23 Stockholder Approval. The delivery of the Written Consent will constitute the requisite stockholder action to adopt this Agreement under Section 251(c) of the DGCL and the Amended and Restated Certificate of Incorporation of the Company and is the only approval of the stockholders of the Company necessary to adopt this Agreement.

Section 3.24 Broker’s Fees. None of the Company, any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions, other than Morgan Stanley & Co. LLC. The Company has heretofore made available to Parent a correct and complete copy of the Company’s engagement letters with Morgan Stanley & Co. LLC, which letters describe all fees payable to Morgan Stanley & Co. LLC, in connection with the Transactions and all Contracts under which any such fees or any expenses are payable and all indemnification and other Contracts with the Morgan Stanley & Co. LLC, entered into in connection with the Transactions.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or the Company Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows:

Section 4.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 4.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Board of Directors of Parent and Merger Sub, and, except for the adoption of this Agreement by Parent or a Parent Subsidiary, as the sole stockholder of Merger Sub, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation of the Transactions, nor compliance by Parent or Merger Sub, as applicable, with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Charter, the Parent Bylaws, the Merger Sub Charter or the Merger Sub Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Injunction or Law applicable to Parent, Merger Sub, any of the Parent Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent, Merger Sub or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any credit agreement, note, bond, mortgage, indenture, deed of trust, lease, agreement or other instrument or obligation to which the Parent or any Parent Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults referred to in clause (ii) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Consents and Approvals. Except for (a) the filing with the SEC of the Information Statement, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) any notices or filings under the HSR Act or with any foreign antitrust or competition Governmental Entity, and (d) filings required by the applicable requirements of the Securities Act or Exchange Act, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent or Merger Sub of this Agreement and (ii) the consummation by Parent and Merger Sub, as applicable, of the Transactions except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Legal Proceedings.

(a) Neither Parent nor any of the Parent Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, Actions as of the date hereof, or after the date hereof, outside of the ordinary course of business, against Parent or any Parent Subsidiary except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) There is no Injunction or judgment imposed upon Parent, any of the Parent Subsidiaries or the assets of Parent or any Parent Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 Information Statement. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Information Statement at the time the Information Statement is first mailed to stockholders of the Company will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is being made by Parent or Merger Sub with respect to any information supplied by the Company or any of its representatives on its behalf which is contained or incorporated by reference in the Information Statement.

Section 4.7 Available Funds. Parent and Merger Sub affirm that it is not a condition to Closing or to the performance of any of their respective obligations under this Agreement that Parent or Merger Sub obtain any financing (including, for the avoidance of doubt, the Financing) or other third party funds for, or related to, the Transactions. Parent and Merger Sub have available, or will have available prior to the Effective time, all cash sufficient for the payment of (a) the Merger Consideration and the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement (including under Section 2.3(a)), and (b) all fees, expenses and other costs related to the foregoing or otherwise related to or arising out of or in connection with the Transactions.

Section 4.8 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the articles of incorporation or by-laws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions.

Section 4.9 Finders or Brokers. Except for Citigroup Global Markets, Inc., none of Parent nor any Parent Subsidiary has employed any investment banker, broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions.

Section 4.10 Share Ownership. Neither Parent nor Merger Sub has been, at any time during the three years prior to the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire any shares of capital stock of the Company except pursuant to this Agreement.

Section 4.11 Solvency. Immediately after giving effect to the Transactions (including any financing in connection with the Transactions), (a) neither the Surviving Corporation nor any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, the then present fair salable value of the assets of each of the Surviving Corporation and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (b) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (c) neither the Surviving Corporation nor any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of the Company.

Section 4.12 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of executed Debt Commitment Letters to provide, subject to the terms and express conditions therein, debt financing in an aggregate amount set forth therein (being collectively referred to as the “Financing”). As of the date of this Agreement, the Debt Commitment Letters have not been amended or modified and the respective commitments contained therein have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Debt Commitment Letters, in the form so delivered, are in full force and effect and are legal, valid and binding obligations of Parent, and to the knowledge of Parent, the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. Parent has fully paid, or is paying, substantially contemporaneously with the execution and delivery of this Agreement, any and all commitment fees or other fees in connection with the Debt Commitment Letters that are payable on or prior to the date of this Agreement. The net proceeds contemplated by the Debt Commitment Letters will, together with cash and cash equivalents available to Parent and the Existing Parent Credit Facility in the aggregate, be sufficient to consummate the Transactions upon the terms contemplated by this Agreement including repayment of existing indebtedness of the Company and its subsidiaries and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy any term or condition of closing to be satisfied by it contained in the Debt Commitment Letters. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Debt Commitment Letters or that would, individually or in the aggregate, permit the financial institutions party thereto to terminate, or to not make the initial funding of the facilities to be established thereunder upon satisfaction of all conditions thereto; provided that Parent is not making any representations in this Section 4.12 regarding the effect of the inaccuracy of any of the representations and warranties in Article III. Except as set forth in the Debt Commitment

Letters, there are no (a) conditions precedent to the respective obligations of the lenders specified in the Debt Commitment Letters to fund the full amount of the Financing; or (b) contractual contingencies under any agreements, side letters or arrangements relating to the Financing to which either Parent, Merger Sub or any of their respective Affiliates is a party that would permit the lenders specified in the Debt Commitment Letters to reduce the total amount of the Financing (other than retranching or reallocating the Financing in a manner that does not reduce the aggregate amount of the Financing), or that would adversely affect the availability of the Financing.

Section 4.13 No Additional Representations. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV, neither Parent nor any other Person makes any representation or warranty with respect to the Parent or the Parent Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

Section 4.14 Acknowledgment.

(a) Parent and Merger Sub each acknowledges and agrees that it and its Representatives have (i) had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company and (ii) has had access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which it and its Representatives have desired or requested to review and access to the data room.

(b) Notwithstanding anything contained in Article III or any other provision of this Agreement, Parent acknowledges and agrees that neither the Company nor any Person has made any representation or warranty, express or implied (including any implied warranty or representation as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or its Representatives), except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Company SEC Documents).

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, the Company covenants and agrees with Parent that (A) the business of the Company and the Company Subsidiaries will be conducted in, and such entities will not take any action except in, the ordinary course of business, and (B) the Company and the Company

Subsidiaries will use commercially reasonable efforts to preserve intact their present business organizations and to preserve their relationships with significant customers, suppliers and employees.

(b) Without limiting the generality of the foregoing, except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, the Company agrees with Parent, on behalf of itself and the Company Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Company:

(i) will not, and will not permit any of the Company Subsidiaries that is not wholly-owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid or made by its directly or indirectly wholly-owned Subsidiaries or as contemplated pursuant to Section 2.3(a);

(ii) will not, and will not permit any of the Company Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction;

(iii) except (w) as set forth on Section 5.1(b)(iii) of the Company Disclosure Letter, (x) as required by existing written agreements or Company Benefit Plans, or (y) as otherwise required by applicable Law, will not and will not permit any Company Subsidiary to (A) increase the compensation or other benefits payable or provided to the Company’s directors, executive officers or management-level employees, except in the ordinary course of business with respect to only other employees, or (B) except with respect to any administrative changes, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, (C) enter into or amend any employment or severance agreements with any director or executive officer, except as described in

Section 5.1(b)(iii) of the Company Disclosure Letter (D) establish any bonus or incentive plan (other than as allowed under Section 5.5 of this Agreement), (E) pay any pension or retirement allowance not allowed by any Company Benefit Plan or by applicable Law, (F) pay any bonus to any director or executive officer, or (G) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement, except, in each case, as would not result in a material increase in cost to the Company;

(iv) will not, and will not permit any Company Subsidiaries to, enter into or make any loans or advances to any of its executive officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Company Benefit Plan;

(v) will not, and will not permit any Company Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(vi) will not adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(vii) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, will not, and will not permit any Company Subsidiaries to,

(A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Company Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities,

(B) issue any equity-based compensation awards, whether settled in stock, cash, or otherwise, other than

(x) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards (each as hereinafter defined) outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b),

(y) the sale of shares of Common Stock pursuant to the exercise of options to purchase Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, or

(z) the grant of equity compensation awards as required by existing written agreements or Company Benefit Plans or set forth in Section 5.1(b)(vii)(B)(z) of the Company Disclosure Letter;

(viii) will not, and will not permit any Company Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the Company’s capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock upon (1) the exercise of Company Stock Options using such shares for the payment of the exercise price or (2) the settlement of Company Stock-Based Awards or the exercise of Company Stock Options if shares of Company Common Stock are used to satisfy obligations with respect to withholding Taxes;

(ix) will not, and will not permit any Company Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned

Subsidiaries (B) short-term indebtedness for borrowed money incurred to refinance any existing short-term indebtedness for borrowed money, (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b), (D) drawings under credit facilities in effect prior to the execution of this Agreement and (E) indebtedness for borrowed money not to exceed $10 million in aggregate principal amount outstanding at any time incurred by the Company or any Company Subsidiaries other than in accordance with clauses (A) through (D), inclusive;

(x) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, will not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Company Permitted Liens) or otherwise dispose of any material portion of its properties or assets, including the capital stock of Subsidiaries, other than in the ordinary course of business consistent with past practice and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement set forth in
Section 5.1(b)(x) of the Company Disclosure Schedule or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement;

(xi) will not, and will not permit any Company Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract agreement in any material respect in a manner which is adverse to the Company other than in the ordinary course of business;

(xii) will not, and will not permit any Company Subsidiaries to compromise, settle or agree to settle any Action in which damages are being sought against the Company or any Company Subsidiary, other than compromises, settlements or agreements that (A) involve only the payment of monetary damages not in excess of $5,000,000 individually or $10,000,000 in the aggregate and (B) do not involve any imposition of adverse equitable relief on, or any admission of wrongdoing or, in the context of any actual or potential violation of any criminal Law, any nolo contendere or similar plea by, the Company or any Company Subsidiaries; or (C) compromise, settle or agree to settle any Action arising out of the matters of Section 5.1(b)(xii) of the Company Disclosure Letter;

(xiii) will not, and will not permit any Company Subsidiary to make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person for consideration in excess of $10,000,000 individually, or $20,000,000 in the aggregate, except pursuant to Contracts in force on the date of this Agreement and set forth on Section 5.2(b)(xiii) of the Company Disclosure Letter;

(xiv) will not and will not permit any Company Subsidiary to make capital expenditures that are not contemplated by the capital expenditure budget set forth in Section 5.2(b)(xiv) of the Company Disclosure Letter;

(xv) will not and will not permit any Company Subsidiary to, enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole, or materially change any of its technology policies that are material to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business or as required by applicable Law;

(xvi) will not and will not permit any Company Subsidiary to, except as required by applicable Law, make or change any Tax election, change any material Tax accounting period, adopt or change any Tax accounting method, amend any material Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment relating to the Company or any of the Company Subsidiaries, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or material assessment relating to the Company or any of the Company Subsidiaries, in each case that could reasonably be expected to materially increase Taxes (or materially decrease a Tax benefit) of the Company and Company Subsidiaries after the Closing;

(xvii) will not and will not permit any Company Subsidiary to, adopt or recommend a plan of complete or partial dissolution, liquidation, recapitalization, restructuring or other reorganization;

(xviii) will not and will not permit any Company Subsidiary to, allow any material foreign or U.S. registrations to lapse in connection with any Company Intellectual Property;

(xix) will not and will not permit any Company Subsidiary to, except as required by Law, enter into or amend in any material respect any collective bargaining agreement;

(xx) will not and will not permit any Company Subsidiary to, outside of the ordinary course of business, enter into or renew any raw material supply Contract that is (i) inconsistent with past practice, (ii) has a term greater than two years and (iii) provides for annual payments by the Company or any Company Subsidiary greater than $20,000,000; or

(xxi) will not, and will not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Parent covenants and agrees with the Company, on behalf of itself and its Subsidiaries and Affiliates, that, between the date hereof and the Effective Time, Parent will not, and will not permit any of its Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers and consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect or that would reasonably be likely to cause the transactions contemplated by this Agreement to be prevented or materially delayed.

Section 5.2 Investigation.

(a) Subject to compliance with applicable Laws, the Company will afford to Parent and to its Representatives upon reasonable advance notice from Parent reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the personnel, properties, contracts, commitments, books and records of the Company and its Subsidiaries and all other information concerning its business, operations, property and personnel as Parent may reasonably request and any report, schedule or other document filed or received by such party pursuant to the requirements of applicable Laws. Notwithstanding the foregoing, the Company will not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a significant risk, in the reasonable judgment of the Company, of a loss of privilege to the Company, or any of its Subsidiaries or would constitute a violation of any applicable Law, nor will Parent or any of its Representatives be permitted to collect or analyze and environmental samples or to perform any invasive environmental procedure with respect to any property of the Company or any of its Subsidiaries. If, in the course of any investigation pursuant to this Section 5.2(a), Parent gains knowledge of any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon Closing would constitute a breach, Parent covenants that it will promptly so inform the Company in writing.

(b) The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated June 27, 2014 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(c) Parent will cause the Surviving Corporation and its Subsidiaries (and its and their successors and assigns) to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Surviving Corporation and its Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Principal Stockholders or their Representatives. Such inspection and copying will only be permitted, during normal business hours and upon reasonable request and upon reasonable advance written notice. Notwithstanding the foregoing, the Surviving Corporation will not be required to afford such access if it would unreasonably disrupt the operations of the Surviving Corporation or any of its Subsidiaries, would cause a violation of any agreement to which the Surviving Corporation or any of its Subsidiaries is a party, would cause a significant risk, in the reasonable judgment of the Surviving Corporation, of a loss of privilege to the Surviving Corporation, or any of its Subsidiaries or would constitute a violation of any applicable Law.

Section 5.3 Go Shop; No Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement (including, for the avoidance of doubt, Section 5.3(c)), during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the day that is thirty (30) calendar days after the date of this Agreement (the “Go-Shop Period End Date”), the Company and its Subsidiaries and their Representatives will have the right to (i) solicit, initiate, encourage or facilitate any inquiry or the making of any proposal or offer that constitutes an Alternative Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person pursuant to (x) an executed confidentiality agreement having provisions as to confidential treatment of information of the Company that are substantially similar to the confidentiality provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal), or (y) to the extent applicable, the confidentiality agreement entered into with such Person or group of Persons prior to the date of this Agreement, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to any Alternative Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Alternative Proposal. The Company will promptly (and in any event within twenty-four (24) hours) make available to the Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person or group of Persons given such access that was not previously made available to the Parent.

(b) Except as may relate to any Excluded Party until the Cut-Off Date or as permitted by this Section 5.3, after the Go-Shop Period End Date, the Company and its Subsidiaries will, and the Company will cause its and its Subsidiaries’ Representatives to, cease any activities permitted by Section 5.3(a) and any discussions or negotiations with any Person or group of Persons that may be ongoing with respect to any Alternative Proposal.

(c) Except as may relate to any Excluded Party until the Cut-Off Date or as permitted by this Section 5.3, from the Go-Shop Period End Date until the Effective Time, or, if earlier, until the termination of this Agreement in accordance with Article VII, the Company will not, will cause its Subsidiaries not to, and will use its reasonable best efforts to cause its or their respective Affiliates or Representatives not to, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any Person or group of Persons that has made an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any Person or group of Persons that has made an Alternative Proposal, except to notify such Person or group of Persons as to the existence of the provisions of this Section 5.3, (iv) approve or recommend any Alternative Proposal, or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary in this Agreement and solely in response to an unsolicited Alternative Proposal made on or after the Go-Shop Period End Date and prior to the date that is twenty (20) days after the mailing of the Information Statement to the stockholders of the Company (the “Window Shop End Date”), the Company may, with respect to the Person that has made such Alternative Proposal (i) in response to a request therefor by such Person, provide information or afford access to the books and records or Representatives of the Company, and (ii) engage, participate in or facilitate any discussions or negotiations with such Person (and its Representatives) with respect to such Alternative Proposal. The Company may not take the actions described in this Section 5.3(d) unless, prior to taking any such action:

(i) the Company has (1) received from such Person an executed confidentiality and standstill agreement on terms that are no less restrictive than those contained in the Confidentiality Agreement and (2) disclosed or made available to Parent any non-public information to be provided to such Person and any books or records to which such Person will be afforded access, in each case, to the extent not previously provided or otherwise made available to Parent; and

(ii) the Company has delivered to Parent an unredacted copy of such Alternative Proposal (or, if not such Alternative Proposal is not in writing, a written summary of the material terms thereof) and an executed copy of the confidentiality and standstill agreement.

(e) In response to the receipt of a Superior Proposal that has not been withdrawn or terminated prior to the Window Shop End Date, the Company Board may withdraw, amend, modify or qualify the Company Board Recommendation (a “Change of Recommendation”) if the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that the failure of the Company Board to effect a Change of Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(f) Nothing in this Agreement will prohibit or restrict the Company Board from making a Change of Recommendation (and if the Company Board so chooses, cause the Company to terminate this Agreement pursuant to Section 7.1(g)) prior to the Window Shop End Date to the extent that the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that the failure of the Company Board to effect a Change of Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law; provided, however that the Company may not terminate this Agreement during the period that is after the Go-Shop End Date but prior to the Window Shop End Date on account of a Superior Proposal received during such period that directly resulted from a material breach by the Company of Section 5.3(c).

(g) Following the delivery of a Termination Notice:

(i) Delivered in connection with a Superior Proposal that was delivered prior to the Go-Shop Period End Date, if Parent does not deliver to the Company prior to 12:01 a.m. (New York City time) on the date that is four (4) Business Days following the date of the Termination Notice (the “Expiration Date”) a written, binding and irrevocable proposal that the Company Board determines in good faith (taking into account any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent as provided in this Section 5.3(g)(i)), after consultation with its financial advisors and outside legal counsel, is at least as favorable to the Company and its stockholders as such Superior Proposal (a “Parent Superior Proposal”), the Company Board may in its sole discretion immediately cause the Company to terminate this Agreement pursuant to Section 7.1(g) without the need for any further action or notice by any Person; provided, however, that if a Parent Superior Proposal is delivered to the Company on or before the Expiration Date, then the Cut-Off Date shall be automatically extended (with respect to the Change of Recommendation Party) to 12:01 a.m. (New York City time) on the date that is the later of (i) the Business Day that is four (4) Business Days following the date of the Parent Superior Proposal and (ii) the Business Day that is fifteen (15) days following the Go-Shop Period End Date. For the avoidance of doubt, during such period, the Company may continue to engage in the activities described in Section 5.3(a) with respect to, and the restrictions in Section 5.3(b) and Section 5.3(c) will not apply to, the Change of Recommendation Party. At the end of such period, in the event that the Company Board determines to make a Change of Recommendation in favor of the Change of Recommendation Party over the Parent Superior Proposal, the Company shall be permitted to terminate this Agreement pursuant to Section 7.1(g) by providing to Parent a new Termination Notice (which notice shall attach the most current unredacted version of the proposed agreement relating to such Change of Recommendation Proposal, or if there is no proposed agreement, a description in reasonable detail of the material terms and conditions thereof); provided that the Company shall again comply with this Section 5.3(g)(i) prior to terminating this Agreement pursuant to Section 7.1(g); provided, further, that, upon the delivery of a Termination Notice in connection with this Section 5.3(g)(i) delivered after the initial Termination Notice in connection with this Section 5.3(g)(i), (x) the Cut-Off Date shall be automatically extended with respect to such Change of Recommendation Party to 12:01 a.m. (New York City time) on the later of (A) the Business Day that is four (4) Business Days following the date of any Parent Superior Proposal made following such Termination Notice and (B) the Business Day that is fifteen (15) days following the Go-Shop Period End Date.

(ii) Delivered in connection with a Superior Proposal that was delivered after the Go Shop End Date but prior to the Window Shop End Date, if Parent does not deliver to the Company prior to 12:01 a.m. (New York City time) on the Expiration Date a Parent Superior Proposal, the Company Board may in its sole discretion immediately cause the Company to terminate this Agreement pursuant to Section 7.1(g) without the need for any further action or notice by any Person; provided, however, that if a Parent Superior Proposal is delivered to the Company on or before the Expiration Date, then the Window Shop End Date shall be automatically extended (with respect to the Change of Recommendation Party), if necessary, to 12:01 a.m. (New York City time) on the Business Day that is four (4) Business Days following the date of the Parent Superior Proposal. At the end of such period, in the event that the Company Board determines to make a Change of Recommendation in favor of the Change of Recommendation Party over the Parent Superior Proposal, the Company shall be permitted to terminate this Agreement pursuant to Section 7.1(g) by providing to Parent a new Termination Notice (which notice shall attach the most current unredacted version of the proposed agreement relating to such Change of Recommendation Proposal, or if there is no proposed agreement, a description in reasonable detail of the material terms and conditions thereof); provided that the Company shall again comply with this Section 5.3(g)(ii) prior to terminating this Agreement pursuant to Section 7.1(g); provided, further, that, upon the delivery of a Termination Notice in connection with this Section 5.3(g)(ii) delivered after the initial Termination Notice in connection with this Section 5.3(g)(ii), the Window Shop End Date shall be automatically extended, if necessary, with respect to such Change of Recommendation Party to 12:01 a.m. (New York City time) on the Business Day that is four (4) Business Days following the date of any Parent Superior Proposal made following such Termination Notice.

(h) Nothing contained in this Agreement will prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen”

statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be reasonably likely to be inconsistent with applicable Law or with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law; provided, however, that any public disclosure made by or on behalf of the Company that refers to an Alternative Proposal will be deemed to be a Change of Recommendation unless the Company Board expressly reaffirms the Company Board Recommendation.

(i) For the avoidance of doubt, and without limitation of the rights of the Company set forth in Section 5.3(g), at any time after the Go-Shop Period End Date until 11:59 PM on the date that is fifteen (15) days thereafter (the “Cut-Off Date”), the Company may continue to engage in the activities described in Section 5.3(a) with respect to, and the restrictions in Section 5.3(b) and Section 5.3(c) will not apply to, any Excluded Party, including with respect to any amended or modified Alternative Proposal submitted by any Excluded Party following the Go-Shop Period End Date.

(j) The Company may waive or fail to enforce any standstill or similar provision in any confidentiality or other agreement it has entered into with any Person or group of Persons, whether prior to or after the date hereof.

Section 5.4 Stockholder Written Consent; Information Statement.

(a) As soon as practicable following the expiration of the Go-Shop Period End Date, the Company will, in accordance with the DGCL, use its reasonable best efforts to seek and obtain the Written Consent. If such Written Consent is not received by the Company and Parent within twenty-four (24) hours following the expiration of the Go-Shop Period End Date, Parent will be entitled to terminate this Agreement pursuant to Section 7.1(d).

(b) No later than ten (10) days prior to the expiration of the Cut-Off Date (as the same may be extended pursuant to Section 5.3(g)), the Company will, with the reasonable assistance (not to be unreasonably withheld, delayed, or conditioned) of Parent, prepare and file with the SEC the Information Statement. The Company will provide Parent with a reasonable opportunity to review and comment on the Information Statement prior to filing. The Company will use reasonable best efforts as promptly as reasonably practicable (and after consultation with, and the assistance of, Parent (not to be unreasonably withheld, delayed or conditioned)) to respond to any comments made by the SEC with respect to the Information Statement. The Company will provide Parent with a reasonable opportunity to review and comment on any responses to comments from the SEC on the Information Statement or any amendments or supplements to the Information Statement prior to the filing of such responses, amendments or supplements. The Company will cause the Information Statement (substantially in the form last filed and/or cleared) to be promptly filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and then to be mailed to the stockholders of the Company as promptly as practicable, and in any event within five (5) days after the latest of (i) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed, (iii) expiration of the ten (10) day period after filing in the event the SEC does not review the Information Statement (the “SEC Clearance Date”), and (iv) delivery of the Written Consent.

(c) Parent will, and will use its reasonable best efforts to cause its Representatives to use their reasonable best efforts to, cooperate with the Company in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to Parent and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement or that is customarily included in information statements prepared in connection with transactions of the type contemplated by this Agreement.

(d) If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective Affiliates is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party discovering this information will, as promptly as reasonably practicable, notify the other parties to this Agreement and, to the extent required by Law, Parent and the Company will cause an appropriate amendment or supplement describing this information, as promptly as reasonably practicable, to be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

Section 5.5 Employee Matters.

(a) Salary and Wages. Parent will cause its Affiliates to continue the employment effective immediately after the Closing Date of all employees of the Company or any Company Subsidiary (the “Company Employees”), including each such employee on medical, disability, family or other leave of absence as of the Closing Date. Until at least December 31, 2015, the continued employment immediately following the Closing Date of each such Company Employee will in each case provide compensation, including base salary or base wage rate and annual cash bonus potential (determined as a percentage of annual base salary), that is no less favorable, in the aggregate, (but excluding any equity plan program or arrangement or Parent sponsored severance plan) than the compensation provided to each such Company Employee on the Closing Date. Nothing in this Section 5.5(a) will obligate Parent, Surviving Corporation or the Company to continue the employment of any such Company Employee for any specific period.

(b) Employee Benefits. As of the Closing Date and for a period not to end before December 31, 2015, Parent will provide, and will cause its Affiliates to provide, each Company Employee with employee benefits (excluding any equity plan program or arrangement) that are substantially similar in the aggregate to the employee benefits provided by the Company to Company Employees as of the date of this Agreement.

(c) Severance. Parent will maintain, or and will cause its Affiliates to maintain, for the benefit of each Company Employee whose employment terminates at any time from the Closing Date through December 31, 2015, a severance plan or plans providing benefits, terms and conditions that are not less favorable to such employees than those provided under the

Company Benefit Plan as of the Closing Date. Parent will assume, maintain and honor the Agreements set forth in Section 5.5(c) of the Company Disclosure Letter hereto and continue such agreements in accordance with the terms thereof.

(d) Employee Service Credit. Parent (i) will give, and cause its Affiliates to give, each Company Employee service credit granted by the Company prior to Closing under any comparable Company Benefit Plan for all purposes (including eligibility to participate, vesting in eligible benefits and levels of benefits) other than for benefit accrual purposes under a defined benefit pension plan; provided that Company Employees will not be entitled to the benefit of any grandfathered benefit formula that would not be provided to any employee first hired by Parent on or after the Effective Time, (ii) will give, and cause its Affiliates to give, each Company Employee service credit granted by the Company prior to Closing under any comparable personnel policies that cover such Company Employee after the Closing Date, including any severance, vacation and sick leave, for purposes of entitlement to benefits thereunder, (iii) will allow, and cause its Affiliates to allow, such Company Employees to participate in each Company Benefit Plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) in the plan year in which the Closing occurs without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations, and (iv) will credit, and cause its Affiliates to credit, the Company Employee with any expenses that were covered by the Company Benefit Plans for purposes of determining deductibles, co-pays and other applicable limits under the Company Benefit Plan in which they participate and any similar replacement plans.

(e) Vacation Pay and Personal Holidays. Parent will continue, and cause its Affiliates to continue, to credit to each Company Employee all vacation and personal holiday pay that the Company Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years) subject to Parent’s vacation day carryover policy.

(f) Labor Agreements. As of and after the Closing, subject to mutually agreed upon modifications by the Parties thereto, the Surviving Corporation or its relevant Subsidiaries will continue (for so long as such contracts are in effect) to be bound by the agreements set forth in Section 3.10(m) of the Company Disclosure Letter.

(g) Certain Commitments. From and after the Effective Time, Parent will, and will cause its Affiliates to, treat the Transactions as constituting a “change in control,” “change of control” or similar terms under the Company Benefit Plans and such compensation and severance arrangements or agreements.

(h) Bonus Plans. Parent will, and will cause its Affiliates to, operate all annual bonus arrangements other than the Performance Retirement Contribution Plan (collectively, “Bonus Plans”), as applicable, for 2014 in accordance with the terms established in the ordinary course of business as of the date of this Agreement; provided that, to the extent applicable, performance goals under such Bonus Plans established in the ordinary course of business will be reasonably adjusted by Parent in good faith to reflect the consummation of the Transactions. If the Effective Time occurs during or after December 2014, the Company will be permitted to establish annual bonus plans for 2015, based upon targets and goals determined using comparable methodology and business measurements as used for the 2014 Bonus Plans. In addition, if the Effective Time occurs in the 2015 calendar year, all Bonus Plans for Company Employees for 2015 will be continued in accordance with their terms and will be reasonably adjusted by Parent in good faith to reflect consummation of the Transactions. The Performance Retirement Contribution Plan will be continued following the Effective Time through December 31, 2015, and contributions will be made, in accordance with the terms thereof based on actual performance. Company performance in respect of calculations made under the Performance Retirement Contribution Plan for the calendar year 2014 and/or 2015 will be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement (including any expenses or costs related to restructurings undertaken in anticipation of the transactions contemplated by this Agreement) or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred.

(i) No Third Party Beneficiaries. Nothing in this Agreement will create any right or obligation which is enforceable by any employee, former employee, Company Employee or any other Person with respect to any terms or conditions of employment, including, but not limited to, the benefits and compensation described in this Section 5.5(h). For the avoidance of doubt, any amendments to the Company’s, the Company Subsidiaries’, Parent’s and the Surviving Corporation’s benefit and compensation plans, programs or arrangements will occur only in accordance with their respective terms and will be pursuant to action taken by the Company, the Company Subsidiaries, Parent or the Surviving Corporation which are independent of the consummation of this Agreement or any continuing obligations hereunder.

(j) Local Employment Laws. The Company and Parent shall fully comply with their information and consultation obligations related to the transaction towards any employee representative bodies, as per applicable Law, and nothing in this Section 5.5 is intended to abrogate requirements set forth in the Laws of the jurisdiction in which a Company Employee is employed concerning employment, compensation or employee benefits.

Section 5.6 Reasonable Best Efforts; Regulatory Matters.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto will use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all necessary actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances and approvals and expiration or termination of waiting periods, including the Regulatory Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event will any Party hereto be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Transactions under any contract or agreement.

(b) Subject to the terms and conditions in this Agreement, provided and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) promptly, (x) but in no event less than ten (10) Business Days after the date hereof, file any and all required notifications under the HSR Act and (y) promptly make all the required filings (or, if required by applicable Governmental Entities, drafts thereof) under any other Regulatory Law with respect to the Transactions, and use all reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use all reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances or approvals, and expiration or termination of waiting periods are required to be obtained from, any third parties or other Governmental Entities under any other applicable Regulatory Law in connection with the execution and delivery of this Agreement and the consummation of the Transactions (“Regulatory Consents”) and (y) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by any such Governmental Entity, and (iv) notwithstanding any other provision in this Agreement, shall offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under Regulatory Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the End Date; provided, that neither the Company nor any of its Subsidiaries will become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs. Except as otherwise permitted under this Agreement, the Company, Parent and Merger Sub will not, and will cause their Subsidiaries not to, take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing including entering into any transaction, that would reasonably be expected to prevent or delay any filings or approvals required under the HSR Act or other applicable Regulatory Laws.

(c) The Company, Parent and Merger Sub will cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 5.6, and subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any written communications or submissions (aside from Item 4(c) and 4(d) documents and other comparable materials), and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Each of the Company, Parent and Merger Sub agrees not to participate in any substantive meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company, Parent and Merger Sub will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 will limit a Party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such Party has, prior to such termination, complied with its obligations under this Section 5.6.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation will become applicable to the Transactions, including, for the avoidance of doubt, Section 203 of the DGCL, each of the Company and Parent and the members of their respective Boards of Directors will grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.8 Public Announcements. The initial press releases issued by Parent and the Company with respect to the execution of this Agreement will be reasonably agreed upon by Parent and the Company. Thereafter, the Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the Transactions and will not issue any such press release or other public statement or comment prior to such consultation except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange as determined in the good faith judgment of the Party proposing to make such release (in which case such Party will not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party) or (b) to bring or defend a claim in connection with any dispute between the parties regarding this Agreement or the Transactions; provided, that the restrictions in this Section 5.8 will not apply to any Company communication regarding an Alternative Proposal or a Change of Recommendation.

Section 5.9 Indemnification and Insurance.

(a) For a period of six (6) years from the Effective Time, Parent will, and will cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements, arrangements and understandings of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees as in effect immediately prior to the Effective Time, and will not amend, repeal or otherwise modify (or permit to be amended, repealed or modified) any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s certificate of incorporation and by-laws (or the certificate of incorporation and bylaws or similar organizational documents of any of the Company’s Subsidiaries) in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such six-year period will continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent will assume, be jointly and severally liable for, and will cause the Surviving Corporation and its Subsidiaries to honor, guaranty and stand surety for, in accordance with their respective terms, each of the covenants contained in this Section 5.9 without limit as to time.

(b) Each of Parent and the Surviving Corporation will, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred, whether before or after the Effective Time (including acts or omissions in connection with such Person serving as an officer, director or other fiduciary of any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries). In the event of any such Action, at and after the Effective Time, Parent will assume the defense of such Action and Parent and the Indemnified Party will cooperate in the defense of any such Action. Parent will not settle any such Action without the prior written consent of the Indemnified Party unless Parent assumes full responsibility for such settlement, the settlement grants the Indemnified Party a complete release in respect of the potential liability relating to the claims underlying such Action and the terms of such settlement are not in any way detrimental to the Indemnified Party and such settlement does not contain any admission detrimental to the Indemnified Party. The Indemnified Party will not settle any such Action without the prior written consent of Parent (which will not be unreasonably withheld, delayed or conditioned) unless such settlement does not provide for monetary damages, the terms of such settlement are not in any way detrimental to Parent and such settlement does not contain any admission detrimental to Parent.

(c) For a period of six (6) years from the Effective Time, Parent will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent will not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case will purchase as much coverage as reasonably practicable for such amount. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time covering, without limitation, the Transactions. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other Party will have any further obligation to purchase or pay for insurance hereunder.

(d) Parent will pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party hereunder will be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties. Any determination required to be made with respect to whether an Indemnified Party’s conduct complies with an applicable standard under applicable Law or under any applicable organizational documents or indemnification agreements, as the case may be, will be made, at the request of such Indemnified Party, by independent legal counsel selected by such Indemnified Party and reasonably acceptable to Parent.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume the obligations set forth in this Section 5.9.

Section 5.10 Section 16 Matters. Prior to the Effective Time, the Company will be entitled to take all such steps as may reasonably be necessary and permitted to cause the Transactions, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Control of Operations. Nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12 Share Acquisition Prohibition. Prior to the Closing, Parent and Merger Sub will not, directly or indirectly, purchase (or otherwise acquire beneficial ownership (as defined in the Exchange Act Rule 13d-3) or record ownership of) any shares of Company Common Stock. Parent and Merger Sub will cause each of their respective Affiliates to comply with this Section 5.12 as if each such Affiliate was Parent and was party to this Agreement.

Section 5.13 Financing.

(a) Subject to the terms and conditions of this Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, timely obtain, maintain and enforce its rights in respect of the Financing on the terms and conditions described in the Debt Commitment Letters, and will not permit any amendment and the requirements set forth above or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letters if such amendment, supplement, modification or waiver would (i) reduce the aggregate amount of the Financing, or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Financing, in the case of either clause (i) or (ii) above, in a manner that would reasonably be expected to (A) delay (other than a de-minimus delay), impede (other than a de-minimus impediment) or prevent the Closing Date, (B) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (C) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letters or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the Transactions or the likelihood of consummation of the

Transactions; provided, however, that Parent and Merger Sub may (i) amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement or (ii) otherwise amend or replace the Debt Commitment Letters so long as (v) such amendment or replacement do not impose terms or conditions that would reasonably be expected to delay, impede or prevent the Closing, (w) the terms are not, taken as a whole, less beneficial to Parent or Merger Sub, than those in the Debt Commitment Letters as in effect on the date of this Agreement or impose incremental conditions (or expand existing conditions) to funding thereunder as compared to the Debt Commitment Letters in effect as of the date hereof (x) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letter or the Financing agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Debt Commitment Letters and Fee Letter as in effect on the date hereof or in the definitive debt agreements, (y) reduce the aggregate amount of the Debt Financing and (z) with respect to replacements, the replacement debt commitments otherwise satisfy the terms and conditions of an Alternative Financing set forth below. In the event of such amendment or replacement of the Debt Commitment Letters as permitted by the proviso to the immediately preceding sentence, the financing under such amended or replaced Debt Commitment Letters will be deemed to be “Financing” as such term is used in this Agreement. Parent will keep the Company reasonably informed of any such amendment, modification, supplement or replacement, including promptly providing copies of all such drafts and related final documentation. Parent will use its reasonable best efforts to (I) maintain in effect the Debt Commitment Letters (including any definitive agreements entered into in connection therewith), (II) satisfy on a timely basis (taking into account the Marketing Period) all conditions in the Financing Agreements applicable to Parent and Merger Sub to obtaining the Financing as promptly as practicable, (III) negotiate and enter into definitive agreements with respect to the Debt Commitment Letters on terms and conditions contained in the Debt Commitment Letters or consistent in all material respects with the Debt Commitment Letters as promptly as practicable (such definitive agreements, together with the Debt Commitment Letters, the “Financing Agreements”) and promptly upon execution thereof provide complete executed copies of such definitive agreements to the Company, (IV) consummate the Financing at or prior to the Closing and (V) fully enforce the counterparties’ obligations and its rights under the Financing Agreements, including by suit or other appropriate proceeding to cause the lenders under the Financing to fund in accordance with their respective commitments if all conditions to funding the Financing in the applicable Financing Agreements have been satisfied or waived. Parent will keep the Company reasonably informed on a timely basis of the status of Parent’s and Merger Sub’s efforts to arrange the Financing and to satisfy the conditions thereof, including, upon Company’s reasonable request, (A) advising and updating the Company, in a reasonable level of detail, with respect to status, proposed Closing Date and terms of the Financing Agreements for the Financing and (B) providing copies of the current drafts of all such Financing Agreements. If any portion of that amount of the Financing becomes reasonably likely to be unavailable on the terms and conditions contemplated by the applicable Financing Agreements, (i) Parent will promptly notify the Company and (ii) Parent will use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions not less favorable, taken as a whole, to Parent, Merger Sub and the Company than the terms and conditions set forth in the applicable Financing Agreements (“Alternative Financing”) as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period. In such event, (1) the term “Financing” will be deemed to include the Alternative Financing, (2) the term “Debt Commitment Letters” will be deemed to include any commitment letters, engagement letters and fee letters with respect to any such alternative debt financing and (3) the term “Financing Agreements” will be deemed to include any definitive agreement with respect to the Alternative Financing. Notwithstanding anything contained in this Section 5.13 or in any other provision of this Agreement, in no event will Parent or Merger Sub be required (i) to amend or waive any of the terms or conditions hereof or (ii) to consummate the Closing any earlier than the final day of the Marketing Period. For the avoidance of doubt, Parent will, directly or indirectly, make all proceeds of the Debt Financing received by Parent available to Merger Sub as are required for Merger Sub to perform its obligations hereunder.

(b) The Company will provide to Parent, and will cause its Subsidiaries to provide, at Parent’s cost and expense as provided in Section 5.13(c), and will use reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by Parent that is customary and necessary in connection with arranging, obtaining and syndicating the Financing and causing the conditions in the Financing Agreements to be satisfied, including using reasonable best efforts in (i) assisting with the preparation of offering and syndication documents and materials, including prospectuses, private placement memoranda, information memoranda, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, in connection with the Financing (all such documents and materials, collectively, the “Offering Documents”), (ii) preparing and furnishing to Parent and the Financing Sources promptly with all Required Information to the extent it is available to the Company and all other information and disclosures relating to the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent to assist in preparation of the Offering Documents, (iii) having the Company designate a member of senior management of the Company to participate in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Financing, including direct contact between such senior management of the Company and its Subsidiaries and Parent’s Financing Sources and potential lenders in the Financing, (iv) assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letters, (v) requesting the Company’s independent auditors to cooperate with Parent’s reasonable best efforts to obtain accountant’s comfort letters and consents from the Company’s independent auditors, if applicable, (vi) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee documents, hedging agreements and other certificates and documents as may be reasonably requested by Parent, (vii) obtaining from the Company’s existing lenders such consents, approvals, authorizations and instruments which may be reasonably requested by Parent in connection with the Financing, (viii) obtaining from the Company’s existing banking lenders customary payoff letters, lien releases, instruments of termination or discharge and (ix) cooperating with Parent to satisfy the conditions precedent to the Financing to the extent within the control of the Company and its Subsidiaries, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately upon the Effective Time; provided, however, that no obligation of the Company or any Company Subsidiary under any certificate, document, agreement or instrument (other than the representation letters referred to above) will be effective until the Effective Time and, none of the Company or any Company Subsidiary will be required to pay any commitment or other similar fee or incur any other liability (other than in connection with the authorization and representation letters referred to above) in connection with the Financing prior to the Effective Time. In connection with the foregoing, the Company will file with the SEC all Company Reports for the annual and quarterly fiscal periods ending on and after September 30, 2014 not later than (i) 90 days following the end of the Company’s fiscal year, in the case of annual reports on Form 10-K and (ii) 45 days following the end of each fiscal quarter of the Company, in the case of quarterly reports on Form 10-Q, all of which such Company Reports will be Compliant. The Company hereby consents to the use of the Company Subsidiaries’ logos in connection with the Financing in a form and manner agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any Company Subsidiary or the reputation or goodwill of the Company or any Company Subsidiary. The Company will, upon reasonable request of Parent, use its reasonable best efforts to upon obtaining knowledge thereof promptly update any Required Information (to the extent it is available) to be included in any Offering Document to be used in connection with such Financing so that Parent may ensure that any such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading.

(c) Notwithstanding the requirements of Section 5.13(b), (i) solely Parent will be responsible for provision of any post-Closing pro forma financial information, including cost savings, synergies, capitalization, ownership or other pro forma adjustments (provided, that for the avoidance of doubt, the Company will provide Parent with customary reasonably available financial and other information relating to the Company and its Subsidiaries reasonably requested by Parent to allow Parent to prepare such pro forma financial information) and any financial projections of the Company for and after the Effective Time, (ii) neither the Company nor any Company Subsidiary or their respective Representatives will be required to enter into any certificate, document, agreement or instrument which will be effective prior to the Effective Time, (iii) nothing herein will require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of the Company or any Company Subsidiary, (iv) none of the Company or any Company Subsidiary will be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time, (v) nothing herein will require cooperation or assistance from a Company director, officer or employee to the extent such Company director, officer or employee is reasonably likely to incur any personal financial liability by providing such cooperation or assistance that will not be repaid or reimbursed in full by Parent, (vi) delivery of any financial information in a form not customarily prepared by the Company or any financial information with respect to a fiscal period that has not yet ended, or has ended less than forty-five (45) days prior to the date of such request (or in the case of annual financials, ninety (90) days) or delivery of projections, (vii) delivery of any legal opinions or any certificate as to solvency, or (viii) the taking of any action that would conflict with or violate (x) the Company Charter or Company Bylaws, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any written agreement, contract, subcontract, lease, license understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment to which the Company or any of its Subsidiaries is a party, in each case that are not contingent upon the Effective Time or (y) any applicable Laws.

(d) Parent will promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by Section 5.13(b). Parent will indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 5.13(d)) and any information used in connection therewith.

(e) Parent and Merger Sub acknowledge and agree that the obtaining of Financing, or any Alternative Financing, is not a condition to Closing and reaffirm their obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any Alternative Financing, subject to fulfillment or waiver of the conditions set forth in Article VI.

Section 5.14 Transaction Litigation. The Company will give Parent prompt notice of any Action commenced against the Company or its directors, officers, managers, partners or Affiliates (except in the case of any Action commenced by Parent, Merger Sub or their respective Affiliates) relating to this Agreement or the Merger (collectively, “Transaction Litigation”). The Company will reasonably consult with Parent regarding the defense or settlement of any Transaction Litigation and will not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed). In connection with any Transaction Litigation and the Parties’ performance of their obligations under this Section 5.14, the Parties will enter into a customary common interest or joint defense agreement or implement such other techniques as reasonably required to preserve any attorney-client privilege or other applicable legal privilege; provided, however, that the Company will not be required to take any action that it determines, after consultations with the Company’s legal counsel, may result in the loss of any attorney-client privilege or other applicable legal privilege; provided, that, if any information is withheld pursuant to the foregoing proviso, the Company will inform Parent as to the general nature of what is being withheld in a manner that the Company determines, after consultation with legal counsel, would not result in a loss of attorney-client or other legal privilege and the Parties will use reasonable best efforts to enable the Company to provide such information without causing the loss of any attorney-client or other applicable legal privilege. Notwithstanding the foregoing, none of the Company, the Company Subsidiaries or their respective directors, officers, managers or partners will be required to take any action pursuant to this Section 5.14 that would unreasonably disrupt the operations of the Company or the Company Subsidiaries.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger will be subject to the fulfillment (or written waiver by Parent and the Company) at or prior to the Effective Time of the following conditions:

(a) The Company and Parent will have received duly executed copies of the Written Consent.

(b) No injunction by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger will have been entered and will continue to be in effect and no Governmental Entity of competent jurisdiction will have enacted or enforced any statute, rule, regulation, executive order, decree or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) The Regulatory Consents under each of (i) the HSR Act, (ii) the foreign antitrust or competition clearances set forth in Section 3.4 of the Company Disclosure Letter, and (iii) any other foreign antitrust or competition clearances in any foreign country in which Parent and the Company mutually agree is required in connection with the Merger, in each case, has been obtained.

(d) The Information Statement will have been mailed to the Company’s stockholders, twenty (20) days will have elapsed since such mailing, and the consummation of the Merger will be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or written waiver by the Company) of the following conditions:

(a)(i) The representations and warranties of Parent and Merger Sub set forth in this Agreement which are qualified by a “Parent Material Adverse Effect” qualification will be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent set forth in this Agreement which are not qualified by a “Parent Material Adverse Effect” qualification will be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) Parent and Merger Sub will have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent will have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Parent will have deposited, or will have cause to be deposited, the amounts contemplated by Section 2.2(a) with the Exchange Agent.

Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or written waiver by Parent) of the following conditions:

(a)(i) The representations and warranties of the Company set forth in this Agreement which are qualified by a “Company Material Adverse Effect” qualification will be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement which are not qualified by a “Company Material Adverse Effect” qualification will be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Company Material Adverse Effect (except that the representations and warranties contained in the second sentence of Section 3.2(a) and the last sentence of Section 3.2(a) will be true and correct in all material respects); provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) The Company will have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company will have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Since the date of this Agreement, there shall not have occurred any event or events that have had or are reasonably likely to have a Company Material Adverse Effect.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 and 6.3, as the case may be, to be satisfied if and to the extent such failure was caused by such Party’s breach of any provision of this Agreement or failure to use all reasonable best efforts to consummate the Transactions.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after delivery of the Written Consent:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time will not have occurred on or before April 30, 2015 (the “End Date”) and (ii) the Party seeking to terminate this Agreement pursuant to this Section 7.1(b) will not have breached in any material respect its obligations under this Agreement in any manner that will have proximately caused the failure to consummate the Merger on or before such date; provided, however, that, if, as of the End Date, all conditions set forth in Sections 6.1, 6.2 and 6.3 will have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing and other than the conditions set forth in Section 6.1(b) or Section 6.1(c)), then the Company or Parent can (each in its sole discretion) extend the End Date to May 31, 2015, by providing written notice to the other Party on or before the End Date, in which case May 31, 2015 will be the End Date for all purposes under this Agreement;

(c) by either the Company or Parent if an injunction will have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction will have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 7.1(c) will have used its best efforts to remove such injunction;

(d) by the Company or Parent, if the Written Consent has not been delivered to the Company and Parent within twenty-four (24) hours after the Go-Shop Period End Date; provided, however, (x) the Company may not exercise this termination right under this Section 7.1(d) until the day that is the fifth (5th) Business Day following the day that is twenty-four (24) hours after the Go-Shop Period End Date and (y) that this Section 7.1(d) will cease to have any force and effect upon receipt of a copy of the Written Consent by the Company and Parent;

(e) by the Company, if Parent will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the End Date; provided, that the Company will have given Parent written notice, delivered at least thirty (30) days prior to such termination, notifying Parent of such breach or failure to perform;

(f) by Parent, if the Company will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by the End Date; provided, that Parent will have given the Company written notice, delivered at least thirty (30) days prior to such termination, notifying the Company of such breach or failure to perform; or

(g) by the Company, if the Company Board has (i) concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that in light of a Superior Proposal, it would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law to make the Company Board Recommendation or to fail to effect a Change of Recommendation in a manner adverse to Parent; provided, however, that the Company (i) will have given Parent written notice (a “Termination Notice”) of its intention to terminate this Agreement pursuant to this Section 7.1(g), which notice will attach the most current unredacted version of the proposed agreement relating to such Superior Proposal (or if there is no proposed agreement, a description in reasonable detail of the material terms and conditions of such Superior Proposal, including the identity of the Person or group of Persons making such Superior Proposal (such Person or group of Persons, the “Change of Recommendation Party”)) and (ii) complied with the provisions of Section 5.3(g).

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement will terminate (except for the Confidentiality Agreement referred to in Section 5.2, this paragraph and the provisions of Section 7.2 and Article VIII), and there will be no other liability or obligation on the part of the Company, on the one hand, or Parent and Merger Sub, on the other hand, to the other except (i) as provided for in the Confidentiality Agreement, (ii) subject, in all respects, to the limitations set forth in Section 7.2, as arising out of the fraud of the Company or a Company Material Breach, or (iii) as arising out of the fraud of Parent or Merger Sub, intentional breach of this Agreement by Parent or Merger Sub, or the failure of Parent or Merger Sub to fulfill a condition to the performance of the obligations of the Company or failure of Parent or Merger Sub to perform an agreement or covenant hereof, in which case, Parent or Merger Sub will not be relieved of any liability to the Company, whether in Law or in equity, as a result of such failure or breach. Notwithstanding any provision of this Agreement to the contrary, and subject, in all respects, to the limitations set forth in Section 7.2, (x) the Company’s aggregate liability under this Agreement will not exceed under any circumstances $62,804,683 in the aggregate (the “Company Maximum Liability Amount”), (y) the Company shall under no circumstances be liable to pay money damages, on the one hand, and the Termination Fee, the Change of Recommendation Termination Fee or the Parent Expenses, on the other hand and (z) the Company shall under no circumstances be liable to pay money damages in the event that any of the Termination Fee, the Change of Recommendation Termination Fee or the Parent Expenses is payable hereunder.

Section 7.2 Termination Fee. Notwithstanding any provision in this Agreement to the contrary:

(a) If (i) prior to the termination of this Agreement, any Alternative Proposal (substituting 80% for the 25% threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to, and not withdrawn at or prior to, the Cut-Off Date, (ii) this Agreement is terminated by Parent pursuant to Section 7.1(d) and (iii) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for such Qualifying Transaction will have been entered into with the Person or group of Persons who proposed such Qualifying Transaction that was existing at the Cut-Off Date, or any Affiliate thereof, and in any instance such Qualifying Transaction shall have been consummated, then the Company will pay to Parent a fee of $62,804,683 (the “Termination Fee”) less the amount of Parent Expenses payable pursuant to this Section 7.2, if any, in cash, substantially concurrently with the consummation of such Qualifying Transaction.

(b) If (i) this Agreement is terminated by the Company pursuant to Section 7.1(g) and (ii) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for the consummation of a Qualifying Transaction will have been entered into with the Person or group of Persons who made the Superior Proposal that was existing at the time of such termination, or any Affiliate thereof, and in any instance such Qualifying Transaction shall have been consummated, then the Company will pay to Parent a fee of:

(i) $35,888,391 (less the amount of Parent Expenses, if any, paid pursuant to this Section 7.2) if such termination results from the Company’s consummation of a Qualifying Transaction that was in response to an Alternative Proposal first received by the Company during the Go-Shop Period or was otherwise consummated with an Excluded Party; and

(ii) $62,804,683 (less the amount of Parent Expenses, if any, paid pursuant to this Section 7.2) if such termination results from the Company’s consummation of a Qualifying Transaction that was in response to an Alternative Proposal not received by the Company during the Go-Shop Period and that was not otherwise consummated with an Excluded Party (the amount set forth in clauses (i) or (ii) above, as applicable, the “Change of Recommendation Termination Fee”).

If this Agreement is terminated pursuant to Section 7.1(d) or a Termination Fee is otherwise payable, the Company will pay within five (5) Business Days following termination as directed by Parent up to $6,000,000 in reasonable and documented out-of-pocket fees and expenses incurred by Parent and Merger Sub and their respective Affiliates and Representatives related to the transactions contemplated by this Agreement (the “Parent Expenses”).

(c) In consideration of the payment by the Company of the Termination Fee, the Change of Recommendation Termination Fee or the Parent Expenses, if and solely to the extent permitted by this Section 7.2, Parent and Merger Sub unconditionally and irrevocably agree to (and will cause their respective Affiliates and each of the foregoing’s respective Representatives to) not exercise, and waive, any and all claims and rights it or they may have against the Company and its direct and indirect stockholders relating to or arising out of this Agreement or the transactions contemplated hereby (and the Company’s Subsidiaries and its and their respective directors, officers, employees, stockholders and Representatives) will have no further liability to Parent or Merger Sub under this Agreement or with respect to transactions contemplated by this Agreement to Parent or its stockholders or Merger Sub, with such payment to be made substantially concurrently with the consummation of such Qualifying Transaction. Any such payment will be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

(d) Notwithstanding any provision of this Agreement to the contrary, (i) the right of specific performance, if and solely to the extent permitted by Section 8.6, or (ii) the ability of Parent to receive the Termination Fee or the Change of Recommendation Termination Fee or the Parent Expenses from the Company, if and solely to the extent permitted by this Section 7.2, will be the sole and exclusive remedies (whether at Law, in equity, in contract, in tort or otherwise) of Parent and Merger Sub and any other Person against the Company (or the Company’s Affiliates or its and their respective directors, officers, employees, stockholders and Representatives) for any breach, liability, cost, expense, loss or damage suffered as a result thereof or in connection with or related to this Agreement or the transactions contemplated hereby, and, in the event the Termination Fee or the Change of Recommendation Termination Fee or the Parent Expenses are due and payable, if and solely to the extent permitted by this Section 7.2, upon payment thereof, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) will have no further liability or obligation to Parent, Merger Sub, their respective Affiliates or any of the foregoing’s respective directors, officers, employees, stockholders or Representatives. Notwithstanding any provision of this Agreement to the contrary, under no circumstances will Parent or Merger Sub together be permitted or entitled to receive (A) both a grant of specific performance, on the one hand, and the Termination Fee or the Change of Recommendation Termination Fee or the Parent Expenses, on the other hand, (B) the Change of Recommendation Termination Fee and the Termination Fee or (C) more than one Change of Recommendation Termination Fee or more than one Termination Fee. The Parties acknowledge and agree that in no event will Parent or Merger Sub seek to recover any money damages other than the Termination Fee or the Change of Recommendation Termination Fee or the Parent Expenses (and such Change of Recommendation Termination Fee, Termination Fee or Parent Expenses will be payable if and solely to the extent it is required to be paid under this Section 7.2).

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. All representations and warranties, covenants and agreements set forth in this Agreement, or in any instrument delivered pursuant to this Agreement will terminate at the Effective Time, other than (a) the covenants and agreements of the parties contained in this Article VIII and in Article II and in Section 5.5 and Section 5.9 and in Section 5.13(b) and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which will survive the consummation of the Merger until fully performed. The Parties acknowledge and agree that from and after the Closing they will not be permitted to make, and no Party will have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another Party on or prior to Closing. In furtherance of the foregoing, from and after the Closing, each Party hereby waives (on behalf of itself, each of its Affiliates and each of its Representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation to have been performed prior to Closing set forth herein or otherwise relating to the Company, any Subsidiary of the Company (directly or indirectly) or the subject matter of this Agreement that such Party may have against the other Parties hereto or any of their Affiliates or any of their respective Representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise.

Section 8.2 Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the Transactions will be paid by the Party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Information Statement (including applicable SEC filing fees), and all fees paid in respect of any HSR, Regulatory Law or other regulatory filing will be borne by Parent.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic means or otherwise) to the other parties.

Section 8.4 Facsimile Signatures. A signature page to this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, that contains a copy of a Party’s signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or any such other document, including a document sent by means of a facsimile machine or electronic transmission in portable document format (“pdf”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the Party’s intent or the effectiveness of such signature. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto will re execute original forms thereof and deliver them to all other parties. No Party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

Section 8.5 Governing Law; Jurisdiction; Enforcement. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery

declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.6 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders will have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to specifically enforce the terms of this Agreement. Each Party further agrees that no other Party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.6 and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.7.

Section 8.8 Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by electronic mail (but only if followed by an overnight delivery service (with proof of service) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Eastman Chemical Company

200 South Wilcox Dr.

Kingsport, TN 37662

Facsimile:	(423) 229-1351
Attention:	David Golden, Senior Vice President, Chief Legal Officer
and Corporate Secretary
Email:	dgolden@eastman.com

with copies to (which will not constitute notice but will be required for proper notice to be given) to:

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309-3053

Attention:	William B. Rowland
Sterling Spainhour
Facsimile:	(404) 581-8330
Email:	wbrowland@jonesday.com
sspainhour@jonesday.com

To Company:

Taminco Corporation

7450 Windsor Drive

Allentown, PA 18195

Facsimile:

Attention:	Edward Yocum, General Counsel
Email:	edward.yocum@taminco.com

with copies to (which will not constitute notice but will be required for proper notice to be given) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile:	(212) 446-4900
Attention:	Taurie M. Zeitzer, P.C.
Gareth P. Clark
Email:	taurie.zeitzer@kirkland.com
gareth.clark@kirkland.com

or to such other address as any Party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification will only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. The failure of any Party to give notice will not relieve any other Party of its obligations under this Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.

Section 8.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision and the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

Section 8.11 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreement and the Commitment Letter constitute the entire agreement, and supersede and cancel all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except (a) for the provisions of Section 2.1(a) (which will be for the benefit of holders of Company Common Stock as of the Effective Time), Section 5.5 (which will be for the benefit of the Company’s current and former employees), Section 5.9 (which will be for the benefit of the Indemnified Parties), Section 5.13(c)(iv) (which will be for the benefit of the Persons set forth therein) and Section 5.2(c) (which will be for the benefit of the Principal Stockholders) and (b) that the Company will have the right to pursue damages on behalf of its stockholders in the event of Parent’s or Merger Sub’s fraud or breach or wrongful termination of this Agreement, in which event the damages recoverable by the Company for itself and on behalf of its stockholders will be determined by reference to the total amount that would have been recoverable by the holders of Company Common Stock if all such holders brought an action against Parent and Merger Sub and were recognized as intended third-party beneficiaries hereunder, which right is hereby acknowledged by Parent and Merger Sub, is for the sole benefit of the parties hereby and their permitted assigns and nothing in this Agreement is intended to and will not confer upon any Person other than the parties hereto any rights or remedies hereunder. The Parties agree and acknowledge that the Financing Sources are third party beneficiaries of the provisions of Sections 8.5 and 8.13.

Section 8.12 Disclaimer. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.13 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of such parties. Consequently, Persons other than the parties hereto (and, as applicable, the Indemnified Parties) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.13 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent, or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that after the Company and Parent’s receipt of the Written Consent, if any such amendment or waiver will by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of the Company. No amendments or modifications in respect of any provisions of which the Financing Sources are made a third party beneficiary pursuant to Section 8.11 will be made without the written consent of the Financing Sources. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. None of the Financing Sources will have any liability to the Company or its Affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder. In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

Section 8.14 Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement will be deemed to include any undertaking on the part of Parent to cause Merger Sub to take such action.

Section 8.15 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and will be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.16 Company Disclosure Letter. The inclusion of information in the Company Disclosure Letter will not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor will it be construed as or constitute an admission or agreement that such information is material to the Company. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter (including the listing of items on any Company

Disclosure Letter although such items may not necessarily be required to be included in such Company Disclosure Letter because of the dollar thresholds set forth in this Agreement). Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person will use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business consistent with past practice, and no Person will use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not in the ordinary course of business consistent with past practice for purposes of this Agreement.

Section 8.17 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference will be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Any references in this Agreement to “dollars” or “$” will be to U.S. dollars. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 8.18 No Personal Liability. Each of Parent and Merger Sub acknowledges and agrees that it has no right of recovery against, and no personal liability will attach to, in each case with respect to any breach, liability, cost, expense, loss or damage suffered as a result thereof or in connection with or related to this Agreement or the Transactions, of Parent, Merger Sub or any of their respective Representatives, (a) any of the former, current or future Representatives, stockholders, Affiliates or assignees of the Company or (b) any Principal Stockholder or any of its Affiliates, and any of their respective former, current or future Representatives, stockholders, limited partners, general partners, affiliates or assignees, in each case, through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any such Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

Section 8.19 Definitions. For the purposes of this Agreement:

“Action” has the meaning set forth in Section 3.8(a).

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, control, is controlled by, or is under common control with, the first-mentioned Person. For this purpose, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(c).

“Alternative Financing” has the meaning set forth in Section 5.13(a).

“Alternative Proposal” will mean any bona fide proposal or offer made by any Person or group of Persons (other than Parent and its Affiliates) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any Person or group of Persons of more than twenty-five percent (25%) of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition by any Person or group of Persons of more than twenty-five percent (25%) of the outstanding shares of Common Stock or more than twenty-five percent (25%) or more of the voting power represented by the Common Stock.

“Anti-Corruption Laws” has the meaning set forth in Section 3.17(a).

“Approval” has the meaning set forth in Section 3.10(b).

“Bonus Plans” has the meaning set forth in Section 5.5(h).

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.1(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Change of Recommendation” has the meaning set forth in Section 5.3(e).

“Change of Recommendation Party” has the meaning set forth in Section 7.1(g).

“Change of Recommendation Termination Fee” has the meaning set forth in Section 7.2(b)(ii).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in Section 2.3(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.10(a).

“Company Board” has the meaning set forth in Section 2.3(b).

“Company Board Recommendation” has the meaning set forth in Section 3.3(a).

“Company Bylaws” has the meaning set forth in Section 3.1(b).

“Company Capital Stock” has the meaning set forth in Section 3.2(a).

“Company Charter” has the meaning set forth in Section 3.1(b).

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Commonly Controlled Entity” has the meaning set forth in Section 3.10(d).

“Company Disclosure Letter” has the meaning set forth in the preamble to Article III.

“Company Employees” has the meaning set forth in Section 5.5(a).

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company Leased Real Property” has the meaning set forth in Section 3.16.

“Company Material Adverse Effect” means such facts, circumstances, events or changes that, individually or in the aggregate, are materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but will not include facts, circumstances, events or changes (a) generally affecting the industries in which the Company or its Subsidiaries operate or the economy or the credit, financial or securities markets Company or its Subsidiaries operates, including regulatory, legal, tax, business and political conditions or developments and changes in rates of foreign exchanges in currency or interest rates, (b) any decline in the market price or trading volume of the Company Common Stock or other securities or indebtedness of the Company, or (c) resulting from (i) the negotiation, execution, announcement or the existence of, or performance or compliance with or pendency of, this Agreement or any of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, stockholders, customers, suppliers, distributors, lenders, collaboration partners, other commercial relations or regulators, (ii) any threatened, pending or initiated litigation or other legal or administrative action, suit or proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the announcement, pendency or performance of the transactions contemplated by this Agreement, (iii) changes in applicable Law, GAAP, accounting standards or the enforcement or authoritative interpretations thereof, (iv) the identity of Parent or any of its Affiliates as the acquiror of the Company or any effect resulting from any statement made by Parent or any of its Affiliates concerning the Company, or any employees, customers or suppliers of the Company, or otherwise relating to the transactions contemplated by this Agreement, (v) compliance with the terms of, or the taking of any action pursuant to, this Agreement or with the consent or at the direction of Parent, the failure to take any action prohibited by this Agreement or that is not taken as a result of a failure of Parent to consent to any action requiring Parent’s consent under this Agreement, or the taking of any action by Parent or Merger Sub, (vi) exercise by the Company of its rights pursuant to Section 5.4, (vii) any hurricane, tornado, flood, earthquake, natural disasters, acts of God, terrorism, armed hostilities, sabotage, war or other comparable events or any escalation or worsening of armed hostilities, sabotage, war or other comparable event, (viii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (ix) any change in the cost, availability or other terms of any financing necessary for Parent to consummate the transactions contemplated by this Agreement or (d) to which Parent or Merger Sub has knowledge as of the date hereof; provided, however, that with respect to clauses (a), (c)(iii) and (c)(iv) of this definition such facts, circumstances, events or changes do not (A) primarily relate only to (or have the effect of primarily relating only to) the Company and the Company Subsidiaries or (B) disproportionately adversely affect the Company and the Company Subsidiaries compared to other companies operating in the industries in the countries in which the Company and the Company Subsidiaries operate.

“Company Material Breach” means the intentional, wilful and material breach by the Company of Section 5.3 or Section 5.13(b) undertaken with the knowledge and intention that such action or inaction would result in a material breach or failure of Section 5.3 or Section 5.13(b); provided that notwithstanding anything to the contrary herein, (x) no breach or failure to perform shall constitute a “Company Material Breach” unless and until the Company has been given (i) prior written notification by Parent specifying in reasonable detail the nature of the breach or failure and (ii) a reasonable opportunity to cure (and in no event less than five (5) Business Days) any such breach or failure and (y) under no circumstances shall the aggregate liability of the Company under this Agreement exceed the Company Maximum Liability Amount.

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Maximum Liability Amount” has the meaning set forth in Section 7.1.

“Company Owned Real Property” has the meaning set forth in Section 3.16.

“Company Reports” has the meaning set forth in Section 3.5.

“Company Stock Option” has the meaning set forth in Section 2.3(a).

“Company Stock Plans” has the meaning set forth in Section 2.3(a).

“Company Subsidiary” has the meaning set forth in Section 3.1(c).

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which they were made, not misleading, (b) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10) for offerings of debt securities that customarily would be included in a preliminary offering memorandum or registration statement, (c) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, and (d) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (i) a registration statement using such financial statements to be declared effective by the SEC and (ii) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial information contained in the Offering Documents, including as to customary negative assurances and change period, to consummate any offering of debt securities on the last day of the Marketing Period.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Contracts” means any contracts, agreements, licenses (or sublicenses), notes, bonds, mortgages, indentures, commitments, leases (or subleases) or other instruments or obligations, whether written or oral.

“Cut-Off Date” has the meaning set forth in Section 5.3(j).

“Debt Commitment Letters” has the meaning set forth in the Recitals.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.1(d).

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” has the meaning set forth in Section 7.1(b).

“Environment” means soil, soil vapor, surface water, groundwater, land, sediment, surface or subsurface structures or strata or ambient air.

“Environmental Authority” means any department, agency, or other body or component of any Governmental Entity that lawfully exercises jurisdiction under any Environmental Law.

“Environmental Authorization” means any Permits required under any Environmental Law.

“Environmental Law” means any Law relating to pollution (including greenhouse gases) or the protection of human health from exposure to Hazardous Substances or protection of the Environment or natural resources.

“Environmental Liability” means any liability, duty, requirement or obligation arising under any Environmental Law or Environmental Authorization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.4.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Existing Parent Credit Facility” means Parent’s current $1 billion revolving credit facility expiring October 2018 pursuant to that certain Amended and Restated Five-Year Credit Agreement, dated as of October 31, 2013, amended December 20, 2013, among Parent, Citibank N.A., as administrative agent and other lenders and agents thereto.

“Excluded Party” will mean any Person or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received prior to the Go-Shop Period End Date a written Alternative Proposal that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, is or could reasonably be expected to result in a Superior Proposal; provided, however, any group of Persons shall immediately and irrevocably cease to be an Excluded Party if, at any time after the Go-Shop Period End Date, those Persons who were members of such group immediately prior to the Go-Shop Period End Date cease to constitute at least fifty percent (50%) of the equity financing of such group.

“Expiration Date” has the meaning set forth in Section 5.3(g).

“Export Control Laws” has the meaning set forth in Section 3.17(c).

“Financing” has the meaning set forth in Section 4.12.

“Financing Agreements” has the meaning set forth in Section 5.13(a).

“Financing Source” means, in its capacity as such, any lender providing a commitment pursuant to the Debt Commitment Letters or any Affiliates, employees, officers, directors, agents or advisors of any such lender.

“GAAP” means U.S. generally accepted accounting principles.

“Go-Shop Period End Date” has the meaning set forth in Section 5.3(a).

“Governmental Entity” has the meaning set forth in Section 3.4.

“Hazardous Substance” means any chemicals, pollutants, contaminants, toxins, wastes or substances defined or otherwise classified as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous constituents,” “toxic substances,” “contaminants,” or “pollutants” or otherwise regulated under any applicable Environmental Law, including asbestos or asbestos containing material, petroleum and its by-products, polychlorinated byphenyls and urea formaldehyde.

“HSR Act” has the meaning set forth in Section 3.4.

“Indemnified Party” has the meaning set forth in Section 5.9(b).

“Information Statement” has the meaning set forth in Section 3.4.

“Injunction” has the meaning set forth in Section 3.3(b).

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals (a) all patents and applications for patents (including all invention disclosures) and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights, (c) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing, (d) all computer software (including source and object code), firmware, development tools, proprietary languages, algorithms, files, records, technical drawings and related documentation, data and manuals, (e) all mask works, mask work registrations and mask work applications and all other corresponding rights, (f) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, (g) trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind (collectively, if and to the extent proprietary, held as confidential and protectable as a “trade secret” under applicable Law, “Trade Secrets”), (h) all databases and data collections, (i) all other proprietary rights (including moral rights) and (j) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IRS” means Internal Revenue Service.

“knowledge,” when used with respect to a Party, means the actual knowledge of the persons holding the following titles, or if there is none, people holding equivalent positions, at the applicable entity: Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer and General Counsel.

“Law” has the meaning set forth in Section 3.3(b).

“Liens” has the meaning set forth in Section 3.2(c).

“Marketing Period” means the first period of 20 consecutive days throughout and on the last day of which (a) Parent, Merger Sub and their Financing Sources will have received the Required Information, and such Required Information is Compliant, and (b) all conditions set forth in Section 6.1, Section 6.2 and Section 6.3 (other than those that by their nature will not be satisfied until the Effective Time) have been satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 not to be satisfied assuming the Effective Time were to be scheduled for any time during such consecutive 20 day period. Notwithstanding the foregoing, the “Marketing Period” will not commence and will be deemed not to have commenced if, on or prior to the completion of such consecutive 20 day period, (i) the Company will have announced any intention to restate any financial statements or financial information included in the Required Information, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement will be required, (ii) the Company will have failed to file any report with the SEC when due, in which case the Marketing Period will be deemed not to commence unless and until all such reports have been filed, or (iii) the Required Information would not be Compliant throughout and on the last day of such 20 day period, in which case a new 20 day period will commence upon Parent (except in respect Required Information which is not Compliant as a result of clause (c) in the definition of Compliant therefore in which case the period will return five (5) business days after any such update), Merger Sub and their Financing Sources receiving updated Required Information that would be Compliant, and the requirements in clauses (a) and (b) above would be satisfied throughout and on the last day of such new 20 day period. If the Company will in good faith reasonably believe it has delivered the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Information will be deemed to have been delivered on the date specified in that notice, unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Information and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information Parent reasonably believes the Company has not delivered). Notwithstanding the foregoing, the Marketing Period shall not include any day from and including (i) November 22, 2014 through and including November 30, 2014, (ii) December 20, 2014 through and including January 4, 2015 and (iii) August 22, 2015 through and including September 7, 2015.

“Measurement Date” has the meaning set forth in Section 3.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Bylaws” means the Bylaws of Merger Sub.

“Merger Sub Charter” means the Certificate of Incorporation of Merger Sub.

“Non-U.S. DB Plan” has the meaning set forth in Section 3.10(l).

“Offering Documents” has the meaning set forth in Section 5.13(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Bylaws” means the Bylaws of Parent.

“Parent Charter” means the Certificate of Incorporation of Parent.

“Parent Expenses” has the meaning set forth in Section 7.2.

“Parent Material Adverse Effect” means any change, event, development, conditions, occurrence or effect that (a) has a material adverse effect on the ability of either Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement or (b) would prevent or materially delay the consummation by the Parent of the Transactions.

“Parent Subsidiary” has the meaning set forth in Section 3.1(c).

“Parent Superior Proposal” has the meaning set forth in Section 5.3(g).

“Party” means collectively the Company, Parent and Merger Sub.

“Pension Plan” has the meaning set forth in Section 3.10(a).

“Permits” has the meaning set forth in Section 3.11.

“Permitted Lien” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (c) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet or (d) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company and is immaterial in amount

“Person” means any individual (in any capacity) or legal entity, including a Governmental Entity.

“PPACA” means the Patient Protection and Affordable Care Act, as amended, and the guidance promulgated there under.

“Principal Stockholders” has the meaning set forth in the Recitals.

“Qualifying Transaction” has the meaning set forth in Section 7.2.

“Regulatory Agency” means (a) any state or federal regulatory authority, (b) the SEC, and (c) any foreign regulatory authority.

“Regulatory Approval” means any authorization, consent or approval of, or filing with or in compliance with the DGCL, the Exchange Act, the Securities Act, or a Regulatory Law.

“Regulatory Consents” has the meaning set forth in Section 5.6(b).

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state, international, supranational or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (b) protect the national security or the national economy of any nation.

“Release” means any release, spill, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, leaching or migration into the environment, or into or out of any property owned, operated or leased by the applicable Party.

“Representatives” means any officer, director, employee, investment banks, attorney or other advisor or representative of a Person.

“Required Information” means (A) the financial statements required pursuant to paragraph (b)(iii) and (iv) on Annex II of the Debt Commitment Letter (as in effect on the date hereof); provided that the filing of the required financial statements on form 10-K and form 10-Q within such time periods by the Company will satisfy the requirements of clause (A), and (B) all other customary financial information of the Company and its Subsidiaries that is specifically requested by the Parent from the Company and that is reasonably available to or readily obtainable by the Company and consists of financial statements or other data to be included in a customary preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary (for high yield debt securities) “high-yield road show”, (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) (subject to exceptions customary for a Rule 144A offering involving high yield debt securities) and which, for the avoidance of doubt, in no event shall require financial information otherwise required by Rule 3-05, Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X or “segment reporting” and any Compensation Discussion and Analysis required by Item 402 of Regulation S-K), and all other data (including selected financial data) that would be necessary for any investment bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with such offering.

“Response” has the meaning set forth in CERCLA.

“SEC” means the Securities and Exchange Commission.

“SEC Clearance Date” has the meaning set forth in Section 5.4(b).

“Section 262” has the meaning set forth in Section 2.1(d).

“Securities Act” has the meaning set forth in Section 3.4.

“Share” has the meaning set forth in Section 2.1(a).

“Subsidiary” has the meaning set forth in Section 3.1(c).

“Superior Proposal” will mean an Alternative Proposal made by any Person or group of Persons on terms that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering such factors as the Company’s Board of Directors considers to be appropriate, including all legal, regulatory and financial aspects (including certainty of closing), to be more favorable to the Company and its stockholders than the Transactions. Notwithstanding the foregoing, an Alternative Proposal shall not be deemed to be a “Superior Proposal” unless there is no financing contingency.

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” means any state takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Common Stock, including any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover Law.

“Tax” or “Taxes” means all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, payroll, employment, unemployment, workers’ compensation, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes of any kind, charges, levies or like assessments in each case in the nature of a tax and imposed by a governmental authority, together with all penalties, and additions and interest thereto, whether disputed or not, and whether liability is imposed directly or by virtue of an obligation to indemnify or otherwise assume or succeed to the Taxes of another person.

“Tax Return” includes all returns, reports, claims for refund and forms (including elections, attachments, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, and including any amendment thereof in each case filed with a governmental authority.

“Termination Date” has the meaning set forth in Section 5.1(a).

“Termination Fee” has the meaning set forth in Section 7.2.

“Termination Notice” has the meaning set forth in Section 7.1(g).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Litigation” has the meaning set forth in Section 5.14.

“Transactions” has the meaning set forth in the Recitals.

“Welfare Plan” has the meaning set forth in Section 3.10(a).

“Window Shop End Date” has the meaning set forth in Section 5.3(d).

“Written Consent” has the meaning set forth in the Recitals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EASTMAN CHEMICAL COMPANY

By:	/s/ David A. Golden
Name:	David A. Golden
Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary

STELLA MERGER CORP.

By:	/s/ Clark L. Jordan
Name:	Clark L. Jordan
Title:	Vice President and Secretary

TAMINCO CORPORATION

By:	/s/ Laurent Lenoir
Name:	Laurent Lenoir
Title:	Chief Executive Officer

TAMINCO CORPORATION

By:	/s/ Kurt Decat
Name:	Kurt Decat
Title:	Chief Financial Officer

EXHIBIT A

Stockholder Written Consent

TAMINCO CORPORATION

Action by Written Consent of the Stockholders

Pursuant to Section 228 of the General Corporation Law of the State of Delaware

The undersigned stockholders of Taminco Corporation, a Delaware corporation (the “Company”), representing the holders of at least a majority of the issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, constituting the requisite vote of the stockholders of the Company, pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), DO HEREBY CONSENT to the adoption of, and DO HEREBY ADOPT the following resolutions in lieu of a meeting of stockholders. This written consent may be executed in one or more counterparts.

WHEREAS, the Board of Directors of the Company (the “Board”) has entered into that certain Agreement and Plan of Merger (in the form attached hereto as Exhibit A, including the exhibits and schedules thereto, the “Merger Agreement”), dated as of September     , 2014, by and among Eastman Chemical Company, a Delaware corporation (“Parent”), Stella Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company;

WHEREAS, the Merger Agreement provides for the merger (the “Merger”) of Merger Sub with and into the Company, whereby the separate corporate existence of the Merger Sub will cease and the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Parent;

WHEREAS, the Board has approved the Merger Agreement and the transactions contemplated thereby (including, but not limited to the Merger, collectively, the “Transactions”), and has declared that the Merger Agreement and the Transactions are advisable and fair to, and in the best interests of the Company’s stockholders;

WHEREAS, the Board recommends that the Company’s stockholders approve the Merger Agreement and the Transactions;

WHEREAS, the undersigned stockholders have been afforded an opportunity to review the Merger Agreement, have been afforded the opportunity to ask questions of the Company regarding the Merger Agreement and the Transactions and are aware of all material facts related to the Merger Agreement and the Transactions;

WHEREAS, the undersigned hereby acknowledge that, notwithstanding the delivery of this written consent, the Board may effect a Change of Recommendation (as defined in the Merger Agreement) and terminate the Merger Agreement in the manner provided in the Merger Agreement; and

WHEREAS, the undersigned hereby acknowledge that the Merger Agreement provides that, notwithstanding anything contained therein to the contrary, the Merger Agreement may be terminated and abandoned at any time prior to the Effective Time (as defined therein), whether before or after delivery of the Written Consent (as defined therein), in the manner provided therein.

Ex. A - 1

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders of the Company hereby adopt the Merger Agreement and approve the Transactions, in accordance with Section 251 of the General Corporation Law;

FURTHER RESOLVED, that each undersigned stockholder hereby waives all appraisal rights under Section 262 of the General Corporation Law to which such stockholder would otherwise be entitled in connection with the Merger Agreement and the Transactions with respect to all shares of stock of the Company held by such undersigned stockholder;

FURTHER RESOLVED, that, in addition to the specific authorizations set forth in the foregoing resolutions, the officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to do and perform or cause to be done and performed, all such further acts, deeds and things, to pay or cause to be paid, all fees, costs and expenses, and to make, execute, file and deliver or cause to be made, executed, filed and delivered, all such agreements, undertakings, documents, instruments and certificates in the name and on behalf of the Company or otherwise as any such officer deems necessary, desirable or advisable in order to effectuate or carry out fully and expeditiously the purpose and intent of the foregoing resolutions, and the payment of any such amounts or the execution by any such officers of any such agreements, undertakings, documents, instruments or certificates, or the doing by any of them of any act in connection with the foregoing matters, shall be conclusive evidence of their authority therefor and the approval of the fees, costs and expenses so paid, the agreements, undertakings, documents, instruments or certificates so executed, the filings so made and the actions so taken;

FURTHER RESOLVED, that the Board may terminate the Merger Agreement and may abandon the Merger Agreement and the Transactions contemplated thereby in accordance with the terms thereof at any time prior to the Effective Time, notwithstanding delivery of this written consent.

FURTHER RESOLVED, that any and all actions heretofore taken by the Board or any officer or representative of the Company in connection with any transaction or objectives approved in any or all of the foregoing resolutions, including the execution and delivery of the Merger Agreement, are hereby approved, ratified and confirmed in all respects and any and all actions hereafter to be taken by the Board or any officer or representative of the Company in furtherance of the objectives of the foregoing resolutions are hereby authorized, approved and ratified in all respects; and

FURTHER RESOLVED, that the Secretary of the Company is hereby directed to file a copy of this written consent with the minutes of the proceedings of the Company and to deliver a notice to any stockholder of the Company who did not execute this written consent in accordance with Section 228 of the DGCL.

[Signatures on the Following Page]

Ex. A - 2

The undersigned, by executing this written consent in the space provided below, do hereby consent to the adoption of, and do hereby adopt the foregoing resolutions, and direct that this written consent be filed with the minutes of the proceedings of the Company, and agree that the actions set forth in the foregoing preambles and resolutions shall have the same force and effect as if taken at a duly constituted meeting of the stockholders of the Company.

[STOCKHOLDER]

Dated: , 2014	By:
Name:
Title:

[STOCKHOLDER]

Dated: , 2014	By:
Name:
Title:

[Dated: , 2014			]

[Dated: , 2014			]

EX. A - 3

EXHIBIT B

Surviving Corporation Charter

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TAMINCO CORPORATION

SEPTEMBER [—], 2014

FIRST: The name of the corporation (the “Corporation”) is Taminco Corporation.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares which the Corporation shall have authority to issue is five thousand (5,000) shares of Common Stock, with a par value of $0.01 per share.

FIFTH: Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

SIXTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

EIGHTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law;

Ex. B - 1

and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Ex. B - 2

EXHIBIT C

Surviving Corporation Bylaws

AMENDED AND RESTATED

BYLAWS

OF

TAMINCO CORPORATION

ARTICLE I

Meetings of Stockholders

Section 1.1. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the Board of Directors shall determine.

Section 1.2. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the corporation entitled to vote at the meeting, and shall be held at such date and time, within or outside the State of Delaware, as may be specified by such order. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the corporation.

Section 1.3. Notice of Meetings. Written notice of all meetings of the stockholders, stating the place (if any), date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder not less than ten (10) nor more than sixty (60) days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

Section 1.4. Stockholder Lists. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 1.5. Quorum. Except as otherwise provided by law or the corporation’s certificate of incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding

Ex. C - 1

shares of the capital stock of the corporation entitled to vote at the meeting, present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

Section 1.6. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence the Vice-Chairman, if any, or if none or in the Vice-Chairman’s absence the President, if any, or if none or in the President’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

Section 1.7. Voting; Proxies; Required Vote. At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after one (1) year from its date, unless the proxy provides for a longer period), and shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the corporation on the applicable record date fixed pursuant to these bylaws. At all elections of directors the voting may but need not be by ballot and a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors shall elect. Except as otherwise required by law or the certificate of incorporation, any other action shall be authorized by the vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Section 1.8. Record Date for Stockholder Notice and Voting. For purposes of determining the stockholders entitled to notice of any meeting or to vote, or entitled to receive payment of any dividend or other distribution, or entitled to exercise any right in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting nor more than sixty (60) days before any other action. If the Board of Directors does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

Section 1.9. Action by Written Consent. Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the certificate of incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the

Ex. C - 2

permanent records of the corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 1.10. Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

ARTICLE II

Board of Directors

Section 2.1. General Powers. The business of the corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things which are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders, or prohibited to the Board of Directors.

Section 2.2. Qualification; Number; Term; Remuneration. Each director shall be at least 18 years of age. A director need not be a stockholder or a resident of the State of Delaware. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolutions of the Board of Directors.

(a) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

(b) Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Ex. C - 3

Section 2.3. Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board of Directors shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.4. Place of Meetings. Meetings of the Board of Directors may be held at any place within or outside the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

Section 2.5. Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

Section 2.6. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

Section 2.7. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, President or by a majority of the directors then in office.

Section 2.8. Notice of Meetings. A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director by mailing the same at least two (2) days before the special meeting, or by telephoning or emailing the same or by delivering the same personally not later than the day before the day of the meeting.

Section 2.9. Organization. At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman’s absence or inability to act the President, or in the President’s absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President’s absence or inability to act a chairman chosen by the directors, shall preside. The Secretary of the corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.

Section 2.10. Telephonic Meetings. Unless otherwise restricted by the certificate of incorporation of these bylaws, any member of the Board of Directors or any committee may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Ex. C - 4

Section 2.11. Resignation. Any director may resign at any time upon written notice to the corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

Section 2.12. Vacancies. Unless otherwise provided in these bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

Section 2.13. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

ARTICLE III

Committees

Section 3.1. Appointment. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board of Directors may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

Section 3.2. Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

Section 3.3. Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

Section 3.4. Term; Termination. In the event any person shall cease to be a director of the corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

Ex. C - 5

ARTICLE IV

Officers

Section 4.1. Election and Qualifications. The Board of Directors shall elect the officers of the corporation, which shall include a President and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such assistant secretaries, such Assistant Treasurers and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these bylaws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person.

Section 4.2. Term of Office and Compensation. The term of office of all officers shall be one (1) year and until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The compensation of all officers of the corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

Section 4.3. Resignation; Removal. Any officer may resign at any time upon written notice to the corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board of Directors.

Section 4.4. Chairman of the Board. The Chairman of the Board, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

Section 4.5. President and Chief Executive Officer. The President shall be the chief executive officer of the Corporation, and shall have such duties as customarily pertain to that office. The President shall have general management and supervision of the property, business and affairs of the corporation and over its other officers; may appoint and remove assistant officers and other agents and employees, other than officers referred to in Section 4.1 of this Article IV; and may execute and deliver in the name of the corporation powers of attorney, contracts, bonds and other obligations and instruments.

Section 4.6. Vice-President. A Vice-President may execute and deliver in the name of the corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

Section 4.7. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

Ex. C - 6

Section 4.8. Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.

Section 4.9. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

ARTICLE V

Stock

Section 5.1. Certificates; Signatures. The shares of the corporation shall be represented by certificates, provided that the Board of Directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the corporation.

Section 5.2. Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

Section 5.3. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.4. Record Date. In order that the corporation may determine the stockholders of record who are entitled to receive notice of, or to vote at, any meeting of stockholders or any adjournment thereof or to express consent to corporate action in writing without a meeting, or

Ex. C - 7

entitled to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion, or exchange of stock of for the purpose of any lawful action, the Board of Directors may fix, in advance, a record date which shall not be more than sixty (60) nor less than ten (10) days prior to the date of such meeting, nor more than sixty (60) days prior to the date of any other action. A determination of stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE VI

Dividends

Section 6.1. Declaration. Dividends upon the capital stock of the corporation, subject to any restrictions contained in the Delaware General Corporation Law or the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the certificate of incorporation.

Section 6.2. Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE VII

Indemnification

Section 7.1. Right to Indemnification. The corporation shall indemnify any director or officer of the corporation, and may indemnify any other person (“Covered Person”), who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Ex. C - 8

Section 7.2. Prepayment of Expenses. The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

Section 7.3. Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefore by the Covered Person has been received by the corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 7.4. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 7.5. Other Sources. The corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 7.6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 7.7. Insurance. Upon resolution passed by the Board of Directors the corporation may purchase and maintain insurance on behalf of any person who is or was an agent against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

Section 7.8. Other Indemnification and Prepayment of Expenses. This Article VII shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Ex. C - 9

ARTICLE VIII

Miscellaneous

Section 8.1. Fiscal Year. The fiscal year of the corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the corporation shall be the calendar year.

Section 8.2. Seal. The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 8.3. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 8.4. Books and Records. The books and records of the corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine.

Section 8.5. Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 8.6. Notice. Whenever, under the provisions of law or the certificate of incorporation or these bylaws, notice is required to be given to any director or stockholder it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his or her address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram or telephone.

Section 8.7. Waiver. Whenever notice is required to be given by these bylaws or by the certificate of incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

Ex. C - 10

ARTICLE IX

Amendments

The Board of Directors shall have power to adopt, amend or repeal these bylaws. Bylaws adopted by the Board of Directors may be repealed or changed, and new bylaws made, by the stockholders, and the stockholders may prescribe that any bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

Ex. C - 11